UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under §240.14a-12

ULTA BEAUTY, INC.
(Name of Registrant as Specified In Its Charter)

Not applicable
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount previously paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

When?	Where?	Who?

10:00 am CDT on Wednesday, June 3, 2020	Virtual meeting online at www.virtualshareholdermeeting.com/ULTA2020	Stockholders of Record as of April 6, 2020

Meeting Agenda

Proposals	Board Recommendation	For more information
1.To elect Michelle L. Collins, Patricia A. Little and Michael C. Smith as Class I Directors to hold office until the 2023 Annual Meeting of Stockholders	FOR (all nominees)	Page 7
2.To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year 2020, ending January 30, 2021	FOR	Page 16
3.To vote on an advisory resolution to approve the Company’s executive compensation	FOR	Page 42

We will also consider any other matters that may properly be brought before the meeting or any adjournment or postponement thereof.

Virtual Meeting Online

We are holding the 2020 annual meeting online, in a virtual meeting (via live webcast) format, due to an abundance of caution related to the coronavirus (COVID-19) and the priority we place on the health and well-being of our stockholders, associates, and other stakeholders. You will not be able to attend the annual meeting physically. You or your proxyholder can participate, vote, and examine our stockholder list at the annual meeting by visiting www.virtualshareholdermeeting.com/ULTA2020 and using your control number found on your proxy card. We intend to return to our usual practice of holding an in person annual meeting in 2021, presuming circumstances permit.

Voting

Stockholders of Ulta Beauty as of the record date are entitled to vote, as follows:

Internet	Telephone	Mail
www.proxyvote.com for beneficial ownership	1-800-690-6903 for beneficial ownership	Mark, sign and date your proxy card and return it in the pre-addressed postage paid envelope we have provided or return it to:
www.proxyvote.com for registered ownership up until 11:59 pm CDT, on June 02, 2020	or 1-800-690-6903 for registered ownership up until 11:59 pm CDT, on June 02, 2020	For beneficial ownership: Vote Processing c/o Broadridge 51 Mercedes Way Edgewood, NY 11717	For registered ownership: Proxy Services C/O American Stock Transfer & Trust Company PO BOX 505008 Louisville, KY 40233 9814

Your vote is important. Whether or not you plan to attend the meeting by virtual presence online, we encourage you to read this proxy statement and submit your proxy or voting instructions as soon as possible. For specific instructions on how to vote your shares, please refer to the instructions on the notice of internet availability of proxy materials you received in the mail. If you received paper copies of the proxy materials, kindly mark, sign, and date the enclosed proxy card and return it promptly in the enclosed envelope (which is postage prepaid, if mailed in the United States). Even if you have given your proxy, you may still revoke your proxy and vote by attending the virtual meeting online. Please note, however, that if your shares are held by a broker, bank, or other nominee and you wish to vote at the meeting, you must obtain, from your broker, bank, or other nominee, the record holder, a proxy issued in your name. For specific instructions on voting, please refer to the section, Questions and Answers — Voting Information/page 48.

Proxy Materials

This Notice of Annual Meeting, proxy statement, and form of proxy are being distributed and made available around April 22, 2020.

By order of the Board of Directors.

Jodi J. Caro
General Counsel, Chief Compliance Officer and Corporate Secretary

Important notice regarding the availability of proxy materials for the annual meeting of stockholders to be held on June 3, 2020.  The proxy statement and Annual Report to Stockholders for the year ended February 1, 2020 are available at http://ir.ultabeauty.com. Brokers cannot vote for Proposals 1 or 3 without your instructions.

We are furnishing proxy materials to our stockholders primarily via the internet. Internet distribution of our proxy materials is designed to expedite receipt by stockholders, lower the cost of the 2020 Annual Meeting of Stockholders (sometimes referred to as the “Annual Meeting”), and conserve natural resources. However, if you would prefer to receive paper copies of proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials.

C	orporate Governance

Our strong long-term and near-term performance reflect oversight by an independent board chair and a steadily refreshed, diverse board.

Board Leadership Structure

The Corporate Governance Guidelines (the “Corporate Governance Guidelines”) of Ulta Beauty, Inc. (“Ulta Beauty,” the “Company,” “we,” “us” or “our”) provide that the offices of the Chief Executive Officer (“CEO”) and the Chairperson of the Board of Directors may be either combined or separated at the discretion of the Board of Directors (sometimes referred to as the “Board”). We currently separate the roles of CEO and Chairperson of the Board. Our Board is led by an independent, non‑executive Chairperson. We believe that this leadership structure enhances the accountability of the CEO to the Board, strengthens the Board’s independence from management, and ensures a greater role for the independent directors in the oversight of the Company. In addition, separating these roles allows our CEO to focus her efforts on running our business and managing our Company in the best interests of our stockholders, while the Chairperson provides guidance to the CEO and, in consultation with management, helps to set the agenda for Board meetings and establishes priorities and procedures for the work of the full Board. The Chairperson presides over meetings of the full Board as well as executive sessions (without management), which the Board generally holds several times a year, both telephonically and in conjunction with each in‑person meeting of the full Board.

Our Corporate Governance Guidelines also provide that the independent directors will select a lead director when the Chairperson does not qualify as an independent director (which is not the situation currently since the Chairperson qualifies as an independent director). In the event that the independent directors make such a determination, a majority of the independent directors will appoint a lead director. In the event that a lead director is designated, his or her duties would include: assisting the Chairperson of the Board and Board of Directors in assuring compliance with and implementation of the Company’s Corporate Governance Guidelines; coordinating the agenda for and moderating sessions of the Board’s non‑management directors; and facilitating communications between the non‑management directors and the other members of the Board and the management of the Company. The Company currently has ten independent directors, and to date they have not determined that the Board of Directors should have a lead director in addition to our independent Chairperson.

The Board believes that the current Board leadership structure is in the best interests of the Company and its stockholders at this time. The Board recognizes that no single leadership model is right for all companies and at all times and that, depending on the circumstances, other leadership models, such as combining the Chairperson and CEO roles, might be appropriate. Accordingly, the Board periodically reviews its leadership structure. Our Corporate Governance Guidelines provide the flexibility for the Board to modify or continue its leadership structure in the future, as it deems appropriate.

Independence

Board member independence is an essential element of Ulta Beauty corporate governance. The Board of Directors has determined that each of the current non‑employee directors and each nominee for director is free of any relationship that would interfere with their individual exercise of independent judgment with regard to Ulta Beauty. Mary N. Dillon, our CEO, is currently the only member of the Board of Directors who is not independent due to her executive position with Ulta Beauty. Each member of the nominating and corporate governance committee, compensation committee, and audit committee satisfies the independence requirements of The NASDAQ Stock Market (“NASDAQ”) and the Securities and Exchange Commission (the “SEC”).

Corporate Governance

Board of Directors Meetings and Committees

During the fiscal year ended February 1, 2020 (“fiscal 2019”), the Board of Directors held 13 meetings. The Board of Directors has an audit committee, a nominating and corporate governance committee, and a compensation committee. During fiscal 2019, no director attended less than 75% of the aggregate meetings of the Board of Directors and of the committees on which they served that were held during the period for which they were a director or committee member, respectively, other than Mr. Smith, who missed one of the meetings of the Board in fiscal 2019 during the period in which he was a director, resulting in attendance of less than 75%. Mr. Smith was appointed to the Board on September 18, 2019. He missed one meeting due to an unanticipated conflict, received all Board materials, and his input was received on matters discussed and decided. Neither Mr. Smith nor the Company anticipates attendance issues in 2020. In addition, Mr. Smith and Ms. Little, who was appointed to the Board on November 27, 2019, observed several committee meetings as part of their extensive onboarding process. Directors are invited and expected to attend the Annual Meeting of Stockholders, and all our directors then in office attended our 2019 Annual Meeting of Stockholders.

Committee Composition: Unless otherwise noted, the following table provides the composition of each of our committees as of April 6, 2020:

Director	Audit Committee (1)	Nominating and Corporate Governance Committee (2)	Compensation Committee (3)
Robert F. DiRomualdo*
Sally E. Blount
Michelle L. Collins
Mary N. Dillon
Catherine A. Halligan
Charles Heilbronn
Patricia A. Little
Michael R. MacDonald
George R. Mrkonic
Lorna E. Nagler
Michael C. Smith

Committee Chairperson	Member	* Non‑Executive Chairperson of the Board
1.	Additional information regarding the audit committee can be found starting on page 18.
2.	Additional information regarding the nominating and corporate governance committee can be found starting on page 3.
3.	Additional information regarding the compensation committee can be found starting on page 20.

Board Role in Risk Oversight

Our Board of Directors oversees an enterprise‑wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long‑term organizational performance and enhance stockholder value. Management is responsible for the Company’s day‑to‑day risk management activities and processes, and our Board’s role is to engage in informed oversight of and provide guidance with respect to such risk management activities and processes. The Board recognizes that a fundamental part of risk management is not only understanding the risks our Company faces and the steps management is taking to manage those risks, but also understanding what level of risk is appropriate for our Company. As such, the Board focuses on understanding the nature of our enterprise risks, including operational, financial, legal and regulatory, cybersecurity, strategic, competitive, and reputational risks, as well as the adequacy of our risk assessment and risk management processes. To facilitate such an understanding, the Board and its committees receive management updates on our business operations, financial results, and strategy, and the Board discusses and provides guidance with respect to risks related to those topics.

Corporate Governance

While the Board has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. The audit committee oversees risks associated with financial accounting and audits, internal control over financial reporting, as well as information security and technology, including cybersecurity. The audit committee assists the Board in its oversight by discussing with management the Company’s risk assessment and management policies, the Company’s significant financial risk exposures, and the actions taken by management to limit, monitor or control such exposures. The compensation committee oversees risks relating to the Company’s compensation policies and practices. In setting compensation, the compensation committee strives to create incentives that encourage a level of risk‑taking behavior consistent with the Company’s business strategy. The compensation committee also oversees risks relating to the Company’s management development and leadership succession. In addition, the compensation committee is also responsible for reviewing with management the Company’s policies and practices with respect to diversity and inclusion. The nominating and corporate governance committee oversees the implementation of the Company’s Code of Business Conduct and monitors compliance therewith. In addition, the nominating and corporate governance committee periodically reviews the Company’s policies and practices regarding corporate social responsibility or ESG, including with respect to the environment, sustainability, and social activities including risks associated therewith. The nominating and corporate governance committee also oversees implementation of the Company’s Corporate Governance Guidelines, board evaluation process, and the process for recommending candidates to the Board of Directors for nomination as directors and membership on committees of the Board.

Director Age Limit

Our Corporate Governance Guidelines provide that any director who reaches the age of 75 years in the first year of their three‑year term will not be eligible to stand for election unless the nominating and corporate governance committee, after evaluation of the continued appropriateness of Board membership in light of all of the circumstances, decides to recommend to the Board that an exception be made. In addition, any director who reaches the age of 75 years in their second or third year of their three‑year term will, promptly following such director’s 75th birthday, submit to the Board their resignation from the Board. In this situation, the nominating and corporate governance committee will consider the resignation submitted, evaluate the continued appropriateness of Board membership in light of all of the circumstances and recommend to the Board whether to accept such director’s resignation or request that the director continue to serve. If such resignation is accepted by the Board, it will be effective at the next annual meeting of stockholders following the resignation. In accordance with our age limit policy, Mr. DiRomualdo, who reached the age of 75 on August 11, 2019, submitted his resignation as a director of the Company. Based on the recommendation of the nominating and corporate governance committee, which considered several factors including: (i) the overall quality and effectiveness of his leadership; (ii) the importance of consistency in the leadership of the Board of Directors in light of Mr. DiRomualdo having become our Non-Executive Chairperson on September 30, 2018; and (iii) recent board refreshment including the number of new directors who joined the Board in 2019, the Board requested that Mr. DiRomualdo continue to serve until the end of his current term (which ends on the date of the Company’s Annual Meeting in 2021).

Nominating and Corporate Governance Committee

The nominating and corporate governance committee acts under a written charter approved by the Board of Directors that is reviewed regularly and has been published under “Governance” in the Investor Relations section of the Ulta Beauty website at http://ir.ultabeauty.com. The primary responsibility of the nominating and corporate governance committee is to recommend to the Board of Directors candidates for nomination as directors and membership on committees of the Board. The committee reviews the performance and independence of each director, and in appropriate circumstances, may recommend the removal of a director. The committee oversees the evaluation of the Board of Directors and the committees of the Board and makes recommendations to improve performance. The committee also recommends to the Board of Directors policies with respect to corporate governance. During fiscal 2019, the nominating and corporate governance committee was composed of the following independent directors: Ms. Collins, Mr. Eck (until his retirement from the Board on June 5, 2019), Ms. Halligan, Mr. Heilbronn, and Ms. Nagler. Ms. Collins serves as the current Chairperson of the committee. The nominating and corporate governance committee met six times during fiscal 2019.

Corporate Governance

Nominating and Corporate Governance Committee Charter

The nominating and corporate governance committee charter identifies the roles and responsibilities that govern the nominating and corporate governance committee, such as:

•	identifying and evaluating qualified candidates to become Board members;
•	selecting nominees for election as directors at the next annual meeting of stockholders (or special meeting of stockholders at which directors are to be elected);
•	selecting candidates to fill any vacancies on the Board;
•	reviewing the composition of the committees of the Board and making recommendations to the Board regarding the selection of the members of the committees;
•	overseeing the implementation of and monitoring compliance with Ulta Beauty’s Code of Business Conduct (other than with respect to accounting or auditing issues that the audit committee oversees);
•

periodically reviewing the Company’s policies and practices regarding corporate social responsibility/ESG, including with respect to the environment, sustainability, and social activities. Such review includes a review of the Company’s risks related to ESG;

•	overseeing the evaluation of the Board and the committees of the Board; and
•	periodically reviewing the Company’s Corporate Governance Guidelines and other governance policies.

Nomination Process — Qualifications

Pursuant to its charter, the nominating and corporate governance committee annually assesses the experience, expertise, capabilities, skills, and diversity of the members of the Board, including diversity of age, gender, nationality, race, ethnicity, and sexual orientation, individually and collectively, and considers these factors when evaluating director candidates.

What We Do:

We review the skills and characteristics of the board directors

The nominating and corporate governance committee is responsible for reviewing the appropriate skills and characteristics in the context of prevailing business conditions and, in its nominating committee capacity, for making recommendations regarding the size, composition, and desired complementary skill sets of the Board of Directors, including diversity of age, gender, nationality, race, ethnicity, and sexual orientation.

We search for appropriate candidates based on recommendations

We consider potential director candidates recommended by current directors, officers, employees, and others. We also consider all stockholder recommendations for candidates for the Board of Directors. Stockholders who want to suggest a candidate for consideration should send a written notice, addressed to the Corporate Secretary. We have engaged the services of search firms to provide us with candidates, especially when we are looking for a candidate with a particular expertise, quality, skill, or background.

We interview candidates and deliberate

The nominating and corporate governance committee screens all potential candidates in the same manner, regardless of the source of the recommendation. Our review is typically based on any written materials provided with respect to potential candidates, as well as appropriate due diligence, and we review such materials to determine the qualifications, experience,

Corporate Governance

and background of the candidates. Final candidates are typically interviewed by members of the committee and other members of the Board, as appropriate. After review and deliberation of all feedback and data, the committee makes a recommendation to the full Board of Directors regarding who should be nominated by the Board of Directors.

Key Objectives and Considerations:

The objective of the nominating and corporate governance committee is to create and sustain a Board of Directors that brings to Ulta Beauty a variety of perspectives and skills derived from high-quality business and professional experience. Both the Board and the nominating and corporate governance committee believe that it is essential for Board members to represent diverse viewpoints, backgrounds, experiences, expertise, and skill sets, including diversity of age, gender, nationality, race, ethnicity, and sexual orientation, differences in professional experience, education, skill, and other individual qualities and attributes that contribute to an active, effective Board.

We value our stockholders’ input and encourage them to nominate candidates. To submit a candidate, please follow the process outlined under the Nomination of Directors header in the Questions and Answers section of this proxy statement.

The committee evaluates each individual in the context of our Board of Directors as a whole with the objective of assembling a group that can best perpetuate the success of our Company and represent stockholder interests through the exercise of sound judgment. The nominating and corporate governance committee recommends those candidates who possess the highest personal and professional integrity, have prior experience in corporate management and the industry, maintain academic or operational expertise in an area of our business, and demonstrate practical and mature business judgment.

Commencing with the 2021 Annual Meeting of Stockholders, our Board of Directors has also adopted proxy access for director nominees. Proxy access means that any stockholder or group of up to 20 stockholders owning 3% or more of our common stock continuously for at least three years may nominate and include in our proxy materials director nominees totaling up to the greater of 20% of the Board or at least two directors. For more information about proxy access, please see the Nomination of Directors header in the Questions and Answers section of this proxy statement.

Code of Business Conduct

All Ulta Beauty employees, officers and members of the Board of Directors must always act ethically and in accordance with the Ulta Beauty Code of Business Conduct. All corporate employees, officers and members of the Board of Directors have signed a certificate acknowledging that they have read, understand and will continue to comply with the policy, and all corporate employees and officers are required to read and acknowledge this policy on an annual basis. Ulta Beauty includes the Code of Business Conduct in new hire materials for all corporate employees. The policy is published and any amendments or waivers thereto will be published under “Corporate Governance” in the Investor Relations section of the Ulta Beauty website located at http://ir.ultabeauty.com.

Corporate Governance Guidelines

Our Board of Directors adopted the Corporate Governance Guidelines to assist the Board in the exercise of its responsibilities. The Corporate Governance Guidelines have been published under “Governance” in the Investor Relations section of the Ulta Beauty website located at http://ir.ultabeauty.com.

Corporate Governance

Director Ownership Guidelines

Our Board of Directors has adopted the following share ownership guidelines that apply to all of our non‑executive directors:

Position	Required Amount
Non-executive director	5X Cash Retainer

Pursuant to these guidelines, each non‑executive director should hold shares of our common stock, restricted stock, restricted stock units, stock options, and/or stock appreciation rights with a value equal to five times the annual cash retainer paid to non‑executive directors by the fifth anniversary of the date the guidelines became effective for each director.

Stockholder Communication

We welcome communication from stockholders. Any stockholder can communicate in writing with the Board of Directors on matters pertaining to Ulta Beauty by addressing their comments to the Board of Directors, c/o General Counsel, Ulta Beauty, Inc., 1000 Remington Blvd., Suite 120, Bolingbrook, IL 60440, or by e‑mail at InvestorRelations@ulta.com. Our General Counsel will review all correspondence addressed to our Board of Directors, or any individual director, and will forward appropriate stockholder communications to our Board of Directors prior to the next regularly scheduled meeting of our Board of Directors following the receipt of such communication. Our General Counsel will also forward any stockholder correspondence which is more suitably directed to management to the appropriate member(s) of the management team. In addition, our General Counsel will summarize all correspondence not forwarded to our Board of Directors and make the correspondence available to the Board for its review upon our Board’s request.

Corporate Governance

PROPOSAL ONE
ELECTION OF DIRECTORS

Our Certificate of Incorporation provides that our Board of Directors be divided into three classes, designated Class I, Class II and Class III, with each class consisting, as nearly as possible, of one‑third of the total number of directors. Each class serves a three‑year term with one class being elected at each year’s annual meeting of stockholders. Vacancies on our Board of Directors may be filled by persons elected by a majority of the remaining directors. A director elected by our Board of Directors to fill a vacancy, including a vacancy created by an increase in size of our Board of Directors, will serve for the remainder of the full term of the class of directors in which the vacancy occurred and until that director’s successor is elected and qualified.

The Board of Directors is presently composed of eleven members, ten of whom are non‑employee, independent directors. Each director was elected to the Board of Directors to serve until a successor is duly elected and qualified or until their resignation, removal, or death.

The affirmative vote of the holders of a majority of the shares present by virtual presence online or represented by proxy and entitled to vote at the Annual Meeting will be required to approve the nominees for election. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non‑votes will be counted towards a quorum but will not be counted for any purpose in determining whether the nominees have been elected.

Summary of Qualifications and Experience of Director Nominees and Directors Continuing in Office

The following tables highlight the three most relevant areas of specific experience, qualifications, attributes, skills, and background information, including age, gender, race, and sexual orientation, where self-disclosed, that the Board considered for each director nominee and each director continuing in office. A particular director may possess additional experience, qualifications, attributes, or skills, even if not expressly indicated below.

	Executive Leadership	Governance	Finance	Retail	Tech/ Digital	Operations	Marketing	Global
Robert F. DiRomualdo	✔	✔		✔
Sally E. Blount	✔	✔						✔
Michelle L. Collins		✔	✔	✔
Mary N. Dillon	✔			✔			✔
Catherine A. Halligan	✔			✔	✔
Charles Heilbronn	✔	✔	✔
Patricia A. Little	✔		✔					✔
Michael R. MacDonald	✔		✔	✔
George R. Mrkonic	✔	✔	✔
Lorna E. Nagler	✔			✔			✔
Michael C. Smith	✔				✔	✔

Directors’	Directors’	Directors’	Directors’	Directors’	Directors’ Self-Disclosed
Race	Gender	Average Tenure	Average Age	Independence	Sexual Orientation

18%	55%	7.3	62	91%	9%
Diverse	Female	Years	Years	Independent	LGBTQ+

Corporate Governance

INFORMATION ABOUT OUR DIRECTOR NOMINEES

What are you voting on?

You are being asked to elect Ms. Collins, Ms. Little, and Mr. Smith as Class I Directors whose terms expire in 2020 and are nominees for re‑election. If elected at the Annual Meeting, Ms. Collins, Ms. Little, and Mr. Smith would serve until the 2023 Annual Meeting of Stockholders and until their successors are elected and qualified or until their resignation, removal, or death.

Class I Nominees For Election For a Three Year Term Expiring at the 2023 Annual Meeting:

Michelle L. Collins

Age: 60

Director since: 2014

Experience:

Ms. Collins has been President of Cambium LLC, a consulting firm serving small and medium sized businesses, since 2007. Ms. Collins has served as a director of PrivateBancorp, Inc. since November 2014 and since its acquisition in June 2017, has been a board member of the acquirer, CIBC, and currently serves on the risk management committee.

In 1997, Ms. Collins co-founded Svoboda, Collins LLC, a private equity firm, where she served as Managing Director from 1998 to 2007, and continues to serve on its Advisory Board. From 1992 to 1997, Ms. Collins was a principal at William Blair & Company, LLC, where she focused on specialty retail, catalog and distribution businesses in corporate finance. Ms. Collins served as a director of Integrys Energy Group, Inc. from May 2011 to June 2015 and as a member of its audit committee and Chairperson of its governance committee. Additionally, Ms. Collins’ prior public company director experience includes Molex, Inc. from 2003 to 2013, including as a member of its audit committee and nominating and corporate governance committee, Bucyrus International, Inc. from 2009 to 2011, including as a member of its audit committee, and CDW Corporation from 1996 to 2007, where she served as Chairperson of its audit committee.

Qualifications:

The Board benefits from Ms. Collins’ extensive experience serving on both private and public company boards and her prior committee experience makes her a valued member of the Board and member of our audit committee and Chairperson of our nominating and corporate governance committee. Ms. Collins’ experience evaluating, investing in, monitoring, and exiting private equity investments as well as advising growth companies as an investment banker also enhances her value to the Company’s Board.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE

Corporate Governance

Patricia A. Little

Age: 59

Director since: 2019

Experience:

Ms. Little served as the Senior Vice President and Chief Financial Officer of The Hershey Company from 2015 until her retirement in May 2019. Prior to joining Hershey, she was the Executive Vice President and Chief Financial Officer at Kelly Services, Inc. from 2008 to 2015 and before that she spent 24 years with Ford Motor Company holding a variety of leadership roles.

Ms. Little currently serves as a member of the Board of Directors of McCormick and Company Inc. and is a member of its nominating/corporate governance committee.

Qualifications:

The Board benefits from Ms. Little’s deep financial and leadership expertise and insights gained from her more than 30 years of experience with consumer-oriented and brand- driven companies.

Michael C. Smith

Age: 49

Director since: 2019

Experience:

Mr. Smith is the President, Chief Operating Officer and interim Chief Financial Officer of Stitch Fix, Inc., an online personal styling platform with millions of clients, overseeing operations, styling, client experience, and finance. He previously served in various executive positions at Stitch Fix, including as Chief Operating Officer from June 2012 to March 2016 and from September 2017 to October 2018. From 2003 to 2012, Mr. Smith served in a variety of capacities at Walmart.com, including Vice President from 2008 to 2010 and Chief Operating Officer from 2010 to 2012.

Mr. Smith currently serves as a member of the Board of Directors of Herman Miller, Inc. and is a member of its audit committee.

Qualifications:

The Board benefits from Mr. Smith’s more than 27 years of professional experience, with deep retail experience and a strong understanding of data analytics and logistics through a customer-centric lens.

Corporate Governance

INFORMATION ABOUT OUR DIRECTORS CONTINUING IN OFFICE

Class II Directors Continuing in Office Until the 2021 Annual Meeting:

Robert F. DiRomualdo

Age: 75

Director since: 2004

Experience:

Mr. DiRomualdo is Chairperson and Chief Executive Officer of Naples Ventures, LLC, a private investment company that he formed in 2002. Mr. DiRomualdo currently serves as a Director of 4R Systems.

Prior to 2002, Mr. DiRomualdo served in various roles at Borders Group, Inc. and its predecessor companies, including as Chairperson of the Board and Chief Executive Officer. Prior to 1989, he also served as President and Chief Executive Officer of Hickory Farms. He was previously a director of Gordon Brothers Group, where he served on the audit committee, Securus, Inc. and Bill Me Later, Inc., where he served as Chairperson of the compensation committee and as a member of the audit committee.

Qualifications:

Mr. DiRomualdo’s qualifications for the Board include his ability to provide the insight and perspectives of an experienced Chairperson and Chief Executive Officer of a major retail company, during which time he was instrumental in the development and implementation of a growth strategy that led to the company’s expansion into major domestic and international markets. He also oversaw a public stock offering and listing on the New York Stock Exchange by Borders Group as well as its inclusion into the Fortune 500. Due to his experience supervising the principal financial officer of Borders Group as well as his previous committee experience, Mr. DiRomualdo provides valuable insight as the Chairperson of our board of directors.

Catherine A. Halligan

Age: 57

Director since: 2012

Experience:

Ms. Halligan has served as an Advisor/Consultant to Chanel Inc. since January 2014 and Narvar Inc. since February 2013. Ms. Halligan has served as a member of the board of directors of FLIR Systems, Inc. since March 2014, including as Chair of the compensation committee and a member of its audit committee. Since January 2019, she has served as a non-executive director of Ferguson plc, including a member of the audit, nominating and governance, and remuneration committees.

Ms. Halligan held Senior Executive level positions with a SaaS software company and prominent retailers. She served as an Advisor from January to April 2012 and Senior Vice President, Sales & Marketing from July 2010 to December 2011 of PowerReviews Inc., a leading SaaS software for customer reviews and social commerce. Prior to joining PowerReviews Inc., from 2005 to 2010, she was an Officer, and served in various executive positions with Walmart, including Chief Marketing Officer of Walmart from 2007 to 2009 and Vice President Market Development, Global eCommerce of Walmart.com from 2009 to 2010. From 2000 to 2005, Ms. Halligan served as an Associate Partner at Prophet, a global strategy consultancy. From 1996 to 1999, Ms. Halligan held Executive retail management positions with Williams Sonoma Inc., including Vice President and General Manager, Internet and Vice President, Marketing. Ms. Halligan also has previous retail experience with Blue Nile, Inc. and the Gymboree Corporation. Ms. Halligan began her career as a Marketing and Planning analyst for Lands’ End from 1987 to 1991.

Qualifications:

With over 20 years of experience in marketing, digital, and e-commerce in the retail and SaaS software industries, Ms. Halligan provides valuable insight and expertise on strategic marketing issues, digital technology, and omnichannel business capabilities. In addition, Ms. Halligan’s business experience with large retail companies and software companies makes her a valued member of our nominating and corporate governance committee and Chairperson of our compensation committee.

Corporate Governance

George R. Mrkonic

Age: 67

Director since: 2015

Experience:

Mr. Mrkonic is the Non-Executive Chairman of Maru Group, a UK and North America based market research company unifying deep sector expertise with cloud-based customer insight communities. In addition to being Non-Executive Chairman of Maru and a member of its audit committee, he serves as a director and member of the compensation committee of Brinker International and the audit and compensation committees of AutoZone, Inc.

Mr. Mrkonic is also the retired Non-Executive Chairman of Paperchase Products Limited, London, UK, a retailer of cards, stationery, wraps, and gifts. He is also the retired President and Vice Chairman of Borders Group, Inc. having served as Director from 1994 to 2004, Vice Chairman from 1994 to 2002, and President from 1994 to 1997. He began his retail career in 1978 and has led several retail companies including Herman’s Sporting Goods, Eyelab, Kmart’s Specialty Retailing Group, and Borders. In the last five years he has also served on the board of directors of Syntel and Pacific Sunwear.

Qualifications:

Mr. Mrkonic’s more than 30 years of experience in the retail industry as well as his knowledge and skills as a senior executive and director of large public companies brings to our Board and audit committee a broad understanding of the complex strategic, governance and financial issues facing large public companies in the current economic environment.

Lorna E. Nagler

Age: 63

Director since: 2009

Experience:

Ms. Nagler has served as a member of the board of directors of Hibbett Sports since June 2019 and is a member of its compensation committee. Ms. Nagler was President of Bealls Department Stores, Inc. from January 2011 to January 2016. She served as President, Chief Executive Officer and director of Christopher & Banks Corporation, a specialty retailer of women’s clothing, from August 2007 to October 2010. From 2004 to 2007, Ms. Nagler was President of Lane Bryant, a division of Charming Shoppes, Inc., a women’s apparel company. From 2002 to 2004, she was President of Catherines Stores, also a division of Charming Shoppes, Inc. From 1996 to 2002, Ms. Nagler held various retail management positions with Kmart Corporation, including Senior Vice President, General Merchandise Manager of Apparel and Jewelry, Divisional Vice President and General Merchandise Manager of Kids and Menswear. From 1994 to 1996, Ms. Nagler was a Vice President, Divisional Merchandise Manager for Kids “R” Us. Ms. Nagler also has previous retail experience with Montgomery Ward and Main Street Department Stores.

Qualifications:

With years of experience as a senior level executive in a wide variety of retail companies, including as the President and Chief Executive Officer of a public retail company, Ms. Nagler provides considerable expertise on strategic, management, and operational issues facing a multi-state retailer. Running a public company gave Ms. Nagler front line exposure to many of the issues facing public retail companies, particularly on the operational, financial, and corporate governance fronts. The Board also benefits from Ms. Nagler’s extensive experience in the retail industry and the informed perspectives such experience facilitates. Additionally, her past role as President and Chief Executive Officer positions her well to serve as a member of our compensation committee and nominating and corporate governance committee.

Corporate Governance

Class III Directors Continuing in Office Until the 2022 Annual Meeting:

Sally E. Blount

Age: 58

Director since: 2017

Experience:

Dr. Blount is the Michael L. Nemmers Professor of Strategy and former Dean (2010-2018) at the Kellogg School of Management at Northwestern University. She currently serves on the Board of Directors at Abbott Laboratories, the Joyce Foundation, and the Economic Club of Chicago. She is also a member of the advisory board for the Aspen Institute’s Business and Society Program and the Archdiocese of Chicago Finance Council.

She has 14 years of experience as a business school dean and senior university administrator at Northwestern University and New York University, as well as more than 30 years of experience as a business educator at the undergraduate, MBA, doctoral, and executive levels at Northwestern’s Kellogg School, New York University’s Stern School of Business, and the University of Chicago Booth School of Business. Early in her career she served as Director of Finance and Planning at Eva Maddox Associates (now part of Perkins + Will) and as an Associate Consultant at the Boston Consulting Group.

Qualifications:

As an experienced business educator, senior university administrator, and board member, Dr. Blount provides our Board with expertise on business organization, strategy, and governance matters. This experience makes her a valued member of the Board and member of our audit committee.

Mary N. Dillon

Age: 58

Director since: 2013

Experience:

Ms. Dillon has been our Chief Executive Officer since July 2013. Ms. Dillon joined the Board of Directors of Starbucks in January 2016 and serves as the Chair of the compensation and management development committee and as a member of the nominating and corporate governance committee. Ms. Dillon also serves on the Board of Directors of KKR & Co. Inc.

Prior to joining Ulta Beauty, Ms. Dillon served as President and Chief Executive Officer and member of the board of directors of United States Cellular Corporation (“U.S. Cellular”), a provider of wireless telecommunication services, beginning in June 2010. Prior to joining U.S. Cellular, Ms. Dillon served as Global Chief Marketing Officer and Executive Vice President of McDonald’s Corporation from 2005 to 2010, where she led its worldwide marketing efforts and global brand strategy. Prior to joining McDonald’s, Ms. Dillon held several positions of increasing responsibility at PepsiCo Corporation, including as President of the Quaker Foods division from 2004 to 2005 and as Vice President of Marketing for Gatorade and Quaker Foods from 2002 to 2004. Ms. Dillon served as a director of Target Corporation from 2007 to 2013 and as a member of its compensation committee from 2009 to 2013.

Qualifications:

As the Chief Executive Officer of the Company, Ms. Dillon is able to provide the Board with valuable insight regarding the Company’s operations, its management team and associates as a result of her day-to-day involvement in the operations of the business. Additionally, the Board benefits from Ms. Dillon’s demonstrated leadership skills and the extensive senior management and executive operational experience she has acquired in businesses across various consumer and retail industries. With more than 30 years of experience in consumer-driven businesses, Ms. Dillon lends her extensive operational and marketing expertise to the Board, as well as her insights into the management of complex organizations, and she contributes an understanding of operational and marketing strategy in today’s challenging environment.

Corporate Governance

Charles Heilbronn

Age: 65

Director since: 1995

Experience:

Mr. Heilbronn has been Executive Vice President and Secretary since 1998 of Chanel, Inc., a privately held luxury goods company selling fragrances and cosmetics, women’s clothing, shoes and accessories, leather goods, fine jewelry, and watches. Mr. Heilbronn is currently a Director of Chanel, Inc., Mousseluxe SARL, and various of their affiliates in the U.S. and worldwide.

Qualifications:

Mr. Heilbronn has more than 30 years of experience at one of the world’s leading luxury goods companies and brings a broad domestic and international perspective to issues considered by the Board. His business background and industry experience enable him to provide substantial expertise on relevant business matters and in the governance of publicly held corporations as a member of our compensation committee and nominating and corporate governance committee.

Michael R. MacDonald

Age: 68

Director since: 2012

Experience:

Mr. MacDonald served as the President and Chief Executive Officer and member of the Board of Directors of DSW Inc. from April 2009 through December 2015. Prior to joining DSW Inc., Mr. MacDonald served as Chairperson and Chief Executive Officer of Shopko Stores, a retail company, from May 2006 to March 2009. Prior to that time, Mr. MacDonald held executive positions at Saks Incorporated from 1998 to 2006, including as Chairperson and Chief Executive Officer of the Northern Department Stores Group for six years. Prior to serving in that capacity, Mr. MacDonald held executive positions at Carson Pirie Scott, including the position of Chairperson and Chief Executive Officer.

Qualifications:

The Board benefits from Mr. MacDonald’s experience serving as a director for a public company board and his prior experience makes him a valued member of the Board, a member of our compensation committee, and Chairperson of the audit committee. With more than 30 years of business experience in all phases of retail, including managing merchandising, marketing, stores, operations and finance functions, Mr. MacDonald brings strong leadership abilities and in depth retail knowledge to our Board.

Corporate Governance

NON‑EXECUTIVE DIRECTOR COMPENSATION FOR FISCAL 2019

We strive to promote an ownership mentality among our key leadership and Board of Directors.

The Company utilizes equity compensation to encourage our directors to maintain meaningful stock ownership in the Company under appropriate circumstances. As a result, each non-employee director is granted an annual equity retainer totaling $150,000 in the form of restricted stock units, valued using the share price of our common stock on the date of grant. During fiscal 2019,  on the date of our annual meeting, each non‑employee director received a grant of 445 restricted stock units that will vest on June 5, 2020.  Upon joining the Board, new directors’ awards are pro-rated. Mr. Smith received 467 restricted stock units that will vest on September 18, 2020 and Ms. Little received 335 restricted stock units that will vest on November 27, 2020.

Each non‑employee director is paid an annual cash retainer. In addition, the Non‑Executive Chairperson and each committee Chairperson receive an additional cash retainer for serving in those roles. Cash payments are paid pro‑rata in quarterly installments at the end of each fiscal quarter. The compensation committee reviews, on an annual basis, market data gathered by the compensation committee’s independent advisor for determining compensation. The following table sets forth the cash retainer amounts, by role:

Cash Retainer
Role	($)
Non-Employee Director	110,000
Non-Executive Chairperson	155,000
Audit Committee Chairperson	30,000
Compensation Committee Chairperson	25,000
Nominating and Corporate Governance Committee Chairperson	20,000

The following table provides information related to non‑employee director compensation earned for fiscal 2019:

	Fees Earned or	Stock
	Paid in Cash	Awards (1)	Total
Name	($)	($)	($)
Robert F. DiRomualdo	265,000	150,179	415,179
Sally E. Blount	110,000	150,179	260,179
Michelle L. Collins	130,000	150,179	280,179
Dennis K. Eck (2)	37,170	—	37,170
Catherine A. Halligan	135,000	150,179	285,179
Charles Heilbronn	110,000	150,179	260,179
Patricia A. Little (3)	20,247	78,383	98,630
Michael R. MacDonald	140,000	150,179	290,179
George R. Mrkonic	110,000	150,179	260,179
Lorna E. Nagler	110,000	150,179	260,179
Michael C. Smith (4)	41,401	107,102	148,503
Vanessa A. Wittman (5)	12,390	—	12,390
1.

Amounts shown represent the grant date fair value as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“ASC 718”). For a discussion of the assumptions made in the valuation reflected in this column, see Note 15 to the consolidated financial statements for fiscal 2019 contained in our Annual Report on Form 10‑K filed on March 27, 2020.

Corporate Governance

2.	Mr. Eck retired from the Board of Directors on June 5, 2019.
3.	Ms. Little was appointed to the Board of Directors effective November 27, 2019, and her compensation as a non-employee director in fiscal 2019 was pro-rated in accordance with her service.
4.	Mr. Smith was appointed to the Board of Directors effective September 18, 2019, and his compensation as a non-employee director in fiscal 2019 was pro-rated in accordance with his service.
5.	Ms. Wittman resigned from the Board of Directors on March 15, 2019.

The following table sets forth the outstanding stock options and restricted stock units held by our non‑employee directors as of April 6, 2020:

	Stock	Restricted Stock
Name	Options (#)	Units (#)
Robert F. DiRomualdo	—	445
Sally E. Blount	—	445
Michelle L. Collins	—	445
Catherine A. Halligan	—	445
Charles Heilbronn	—	445
Patricia A. Little	—	335
Michael R. MacDonald	—	445
George R. Mrkonic	—	445
Lorna E. Nagler (1)	21,833	445
Michael C. Smith	—	467

1.

Ms. Nagler was granted stock options upon joining our Board in 2009 (granted in three annual installments with each installment vesting equally over four years), all of which are currently vested and exercisable.

Corporate Governance

PROPOSAL TWO
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

What are you voting on? You are being asked to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year 2020, ending January 30, 2021.

The audit committee of the Board of Directors has appointed Ernst & Young LLP as our independent registered public accounting firm for fiscal 2020, ending January 30, 2021. Services provided to Ulta Beauty by Ernst & Young LLP in fiscal 2019 are described under “Fees to Independent Registered Public Accounting Firm” below. Additional information regarding the audit committee is provided on page 18. Ernst & Young LLP has audited the financial statements of Ulta Beauty since 1997. Representatives of Ernst & Young LLP will be available at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL TWO

Stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board of Directors is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate governance practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Ulta Beauty and our stockholders.

The affirmative vote of the holders of a majority of the shares present by virtual presence online or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the appointment of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non‑votes will be counted towards a quorum but will not be counted for any purpose in determining whether this proposal has been ratified.

Corporate Governance

FEES TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table sets forth the aggregate fees billed by Ernst & Young LLP for professional services rendered for fiscal 2019 and 2018:

	2019	2018
Audit Fees (1)	$1,719,000	$1,668,500
Audit-Related Fees	—	—
Tax Fees (2)	1,303,000	541,500
All Other Fees (3)	225,000	3,600
Total	$3,247,000	$2,213,600
1.

Audit fees consist of fees and expenses for the annual audit of our consolidated financial statements included in the Annual Report on Form 10-K, the annual audit of our internal control over financial reporting, the quarterly reviews of our consolidated financial statements included in Quarterly Reports on Form 10-Q, accounting consultations, and services related to other regulatory filings made with the SEC.

2.

Tax fees in 2019 consist of $706,700 for tax planning, advisory, and consulting services and $596,300 for tax compliance and preparation services. Tax fees in 2018 consist of $395,500 for tax planning, advisory, and consulting services and $146,000 for tax compliance and preparation services.

3.	All other fees consist of fees for access to online research software. All other fees in 2019 also include advisory services associated with information technology systems.

The audit committee has approved all professional fees paid to Ernst & Young LLP.

The audit committee has established procedures for the pre‑approval of all audit and permitted non‑audit‑related services provided by our independent registered public accounting firm. The procedures include, in part, that: (i) the audit committee, on an annual basis, shall pre‑approve the independent registered public accounting firm’s engagement letter/annual service plan; (ii) the audit committee must pre‑approve any permitted service not included in the annual service plan; (iii) the audit committee Chairperson has the ability to pre‑approve any permitted service up to a pre‑determined amount between regularly scheduled meetings, as applicable, and a report of such services and related fees are to be disclosed to the full audit committee at the next scheduled meeting; and (iv) the audit committee will review a summary of the services provided and the fees paid on an annual basis.

Corporate Governance

AUDIT COMMITTEE

The audit committee provides assistance to the Board of Directors in fulfilling its responsibility to our stockholders, potential stockholders, the investment community and other stakeholders relating to the Company’s accounting and financial reporting process and the audits of the Company’s financial statements. During fiscal 2019, the audit committee held ten meetings.

Specifically, the audit committee assists the Board of Directors in monitoring the integrity of our financial statements, our independent registered public accounting firm’s qualifications and independence, the performance of our internal audit function and independent registered public accounting firm, our compliance with legal and regulatory requirements, and our policies with respect to risk assessment and risk management, including cybersecurity risks. The audit committee annually evaluates its own performance and reports its findings and action plans to the Board. The audit committee has direct responsibility for the appointment, compensation, retention (including termination), and oversight of our independent registered public accounting firm. Our independent registered public accounting firm reports directly to the audit committee.

During fiscal 2019, the audit committee was composed of the following independent directors: Ms. Blount, Ms. Collins, Messrs. MacDonald and Mrkonic, and Ms. Wittman (until her resignation from the Board on March 15, 2019). Mr. MacDonald serves as the current Chairperson of the audit committee. Each of Messrs. MacDonald and Mrkonic and Ms. Collins have been designated by the Board of Directors as an “audit committee financial expert” as defined in applicable SEC rules. The Board of Directors made a qualitative assessment of each member’s level of knowledge and experience based on a number of factors, including education and work, management, and director experience. The Board of Directors has determined that all members of our audit committee are financially literate and are independent, as independence is defined in Rule 5605(a)(2) of the NASDAQ listing standards and Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The audit committee acts under a written charter that was adopted by the Board of Directors and has been published under “Governance” in the Investor Relations section of the Ulta Beauty website located at http://ir.ultabeauty.com.

Corporate Governance

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS1

The audit committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, and financial reporting processes and practices of Ulta Beauty.

The audit committee oversees Ulta Beauty’s financial process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. Ulta Beauty has an Internal Audit Department that is actively involved in examining and evaluating Ulta Beauty’s financial, operational, and information systems activities and reports functionally to the audit committee and administratively to management. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed with management the periodic reports, including the audited financial statements in our Annual Report on Form 10‑K. This included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The audit committee reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, its judgments as to the quality, not just the acceptability, of Ulta Beauty’s accounting principles and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards, including the Public Company Accounting Oversight Board Standard No. 1301, Communications with Audit Committees (AS 1301). In addition, the audit committee has discussed with the independent registered public accounting firm the firm’s independence from management and Ulta Beauty, including the matters in the written disclosures and the Letter from the Independent Registered Public Accounting Firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the firm’s communications with the audit committee concerning independence.

The audit committee discussed with Ulta Beauty’s independent registered public accounting firm the overall scope and plans for their audit and developed a pre‑approval process for all independent registered public accounting firm services. The audit committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examination, their evaluation of Ulta Beauty’s internal and disclosure controls, and the overall quality of Ulta Beauty’s financial reporting. As noted, the audit committee held ten meetings during fiscal 2019.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements be included in Ulta Beauty’s Annual Report on Form 10‑K for fiscal 2019, ended February 1, 2020, for filing with the SEC. The audit committee has appointed Ernst & Young LLP to be Ulta Beauty’s independent registered public accounting firm for fiscal 2020, ending January 30, 2021.

Audit Committee of the Board of Directors

Michael R. MacDonald (Chairperson) Sally E. Blount Michelle L. Collins George R. Mrkonic

1This report is not “soliciting material,” is not deemed filed with the SEC, and is not to be incorporated by reference into any Ulta Beauty filing under the Securities Act of 1933 (as amended, the “Securities Act”) or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

Corporate Governance

COMPENSATION COMMITTEE

During fiscal 2019, the compensation committee was composed of the following directors, all of whom satisfy the independence requirements of NASDAQ: Ms. Halligan, Messrs. Eck  (until his retirement from the Board on June 5, 2019), Heilbronn and MacDonald, and Ms. Nagler. Ms. Halligan serves as the current Chairperson of the compensation committee. During fiscal 2019, the compensation committee held eight meetings.

The compensation committee acts under a written charter that was adopted by the Board of Directors and has been published under “Corporate Governance” in the Investor Relations section of the Ulta Beauty website located at http://ir.ultabeauty.com. Under this charter, the compensation committee is responsible for:

•	setting our compensation philosophy;
•	reviewing and approving the compensation for the CEO and her direct reports (“C‑Level Officers”);
•	reviewing and recommending to the Board the compensation for non‑employee directors;
•	supervising compensation policies for all employees, including reviewing the compensation structure and procedures;
•	recommending to the Board the employment, appointment, and removal of C‑Level Officers in accordance with the Bylaws;
•	establishing, amending, and terminating compensation and benefits plans and administering such plans;
•	annually evaluating its own performance and reporting findings and action plans to the Board; and
•	periodically reviewing with management the Company’s policies and practices with respect to diversity and inclusion.

The compensation committee may under its charter delegate any of its responsibilities to a subcommittee, but only to the extent consistent with our Bylaws, Certificate of Incorporation, and NASDAQ rules.

Compensation Consultant

During fiscal 2019 the compensation committee engaged Pay Governance as its outside consultant to assist the compensation committee with executive compensation program design, to advise and consult with the committee on general compensation issues, and to keep the committee apprised of regulatory, legislative and accounting developments and competitive practices related to executive compensation. In those capacities, Pay Governance was engaged directly by the compensation committee. Pay Governance is an independent executive compensation consulting firm and does not determine or recommend the exact amount or form of executive compensation for any executive officers. Pay Governance reports directly to the compensation committee, and a representative of Pay Governance, when requested, attends meetings of the committee, is available to participate in executive sessions, and communicates directly with the Chairperson of the compensation committee or its members outside of meetings. The compensation committee has reviewed the nature of and extent of the relationship between the compensation committee, the Company, and Pay Governance with respect to any potential conflicts of interest or similar concerns. Based on that review, the compensation committee believes that there are no conflicts of interest or potential conflicts of interest that would unduly influence Pay Governance’s provision of advice that is independent of management to the compensation committee.

Corporate Governance

Compensation Risk

The Company reviewed its compensation plans, practices and policies and determined that it does not have any such plans, practices, and policies that create risks that are reasonably likely to have a material adverse effect on the Company based on the following:

•

the Company’s variable compensation programs are linked to specific performance goals set and approved by the compensation committee for executive officers and for other employees by supervisors consistent with the Company’s compensation philosophy and business goals;

•

the performance periods for the pay programs are designed to match the period for which the employee has influence on the results and incorporate incentives of a longer term nature to tie the employee to the actual results;

•	payments under the incentives are capped;
•	payments are reviewed by the compensation committee, management, payroll, and human resources, and subject to spot audits;
•	the mix between fixed and variable pay is balanced so as to neither discourage proper risk taking, nor encourage excessive risk taking;
•	participants cannot approve their own performance goals, nor their own payouts; and
•	the compensation committee actively oversees the executive compensation program and has flexibility to use its judgment in assessing performance and pay.

Compensation Committee Interlocks and Insider Participation

During fiscal 2019, none of the members of our compensation committee had at any time been one of our officers or employees. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers serving on our Board of Directors or compensation committee. Please also see “Certain Relationships and Transactions” below.

Corporate Governance

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS2

The compensation committee has reviewed and discussed the following Compensation Discussion and Analysis (“CD&A”) with management. Based on this review and discussion, the compensation committee recommended to the Board of Directors, and the Board of Directors approved, that the CD&A be included in Ulta Beauty’s fiscal 2019 Annual Report on Form 10‑K and this proxy statement.

Compensation Committee of the Board of Directors

Catherine A. Halligan (Chairperson) Charles Heilbronn Michael R. MacDonald Lorna E. Nagler

2This report is not “soliciting material,” is not deemed filed with the SEC, and is not to be incorporated by reference into any Ulta Beauty filing under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

C	ompensation Discussion and Analysis

This Compensation Discussion and Analysis describes the Company’s executive compensation program and explains how the compensation committee made compensation decisions for the following Named Executive Officers (the “NEOs”) related to fiscal 2019:

Named Executive Officer	Title
Mary N. Dillon	Chief Executive Officer
David C. Kimbell	President
Scott M. Settersten	Chief Financial Officer, Treasurer and Assistant Secretary
Jodi J. Caro	General Counsel, Chief Compliance Officer and Corporate Secretary
Jeffrey J. Childs	Chief Human Resources Officer

Executive Summary

Ulta Beauty’s executive compensation programs are designed to be strongly aligned with stockholder interests. The majority of our executives’ compensation opportunity is delivered through performance‑based awards. The Ulta Beauty team achieved another year of record sales and earnings in fiscal 2019. Although the year was more challenging than we initially planned given unexpected headwinds in the U.S. makeup category,  we were able to achieve strong results in many areas.

The Company performed well in Fiscal 2019  …

We increased net sales 10.1% to $7.4 billion.	We increased net income 7.2% to $705.9 million.	We grew earnings before income taxes 5.5% to $906.2 million.

We opened 80 net new stores (representing a 6.9% increase in square footage) for a total of 1,254 stores across all 50 states.	We increased income per diluted share 11.1% to $12.15 per share.	We increased active loyalty members 7.9% to 34.3 million.

In addition to the above accomplishments in fiscal 2019 we:

•	gained market share across all major beauty categories;
•	grew Diamond and Platinum loyalty membership by 10%;
•	increased the number of cardholders in our Ultamate Rewards credit card program by 40%;
•	increased our penetration of omnichannel members;

Compensation Discussion and Analysis

•	expanded the distribution for our prestige brands;
•	completed the rollout of services optimization in all stores; and
•	completed the rollout of buy online, pick up in-store in all stores, refreshed our mobile app, and launched Afterpay as a new payment option for online purchases.

Our five‑year top line and bottom-line performance, store growth and active loyalty memberships are shown below:

Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10‑K filed on March 27, 2020 for a more detailed description of our fiscal 2019 financial results.

The alignment of performance and pay in fiscal 2019 reflects our compensation philosophy.

Executive pay is delivered through a performance‑based compensation program that provides the opportunity to earn meaningful compensation upon achievement of superior performance and limits earnings opportunity when results are not satisfactory. Annual incentive opportunity is directly tied to one quantifiable objective performance target: earnings before income taxes (“EBT”), adjusted for certain accounting charges and credits. The use of EBT is designed to enhance focus on profitable growth, which is a key indicator of our operating performance. No awards are paid under this program if a threshold level of earnings is not achieved. Because of the weaknesses in the U.S. beauty market, our operating performance was below target. However, we achieved our EBT threshold for fiscal 2019, resulting in a payout under our annual incentive plan of 51.42% of target.

Compensation Discussion and Analysis

Our long‑term incentive plan (“LTIP”) is designed to focus on our plan to drive long‑term profitable growth.

The LTIP includes non‑qualified stock options with four‑year vesting; performance‑based restricted stock units (“PBSs”) that are earned after a two‑year performance period, based on achievement against multi‑year revenue and EBT goals, and require a third year of time vesting; and time‑based restricted stock units (“RSUs”) with three‑year cliff vesting. This alignment of long-term incentives with long-term profitable growth resulted in a below target performance result for our 2018 PBS awards, at a weighted average payout of 78.7% of target. Stock options only provide for compensation if the share price rises above the fair market value grant price, also aligning executive’s interests in share value growth.

At our 2019 Annual Meeting of Stockholders, approximately 89% of stockholders indicated their approval of the compensation paid to our NEOs through the advisory vote to approve executive compensation (“say‑on‑pay”). The compensation committee believes that this vote affirms stockholder support of the Company’s approach to executive compensation. The compensation committee will continue to consider the outcome of the Company’s say‑on‑pay votes when making future compensation decisions for our NEOs. We regularly review and assess our compensation programs to ensure that they are aligned with our business strategies and that the type and mix of short‑term and long‑term incentive vehicles used continue to align management with stockholders’ interests and reward for high performance.

Philosophy

OUR PHILOSOPHY		HOW WE EXECUTE OUR PHILOSOPHY

Our executive compensation philosophy is to provide compensation opportunities that attract, retain, and motivate talented key executives.	✔	We evaluate the competitiveness and effectiveness of our compensation programs against other comparable businesses based on industry, size, and other relevant business factors.

	✔	We link annual incentive compensation to our performance on key measurable financial, operational, and strategic goals that drive stockholder value.

	✔	We focus a significant portion of the executive’s compensation on equity‑based incentives to align interests closely with stockholders.

	✔	We manage “pay for performance” such that pay is clearly linked to business and individual performance.

Overview of 2019 Compensation

Our fiscal 2019 compensation program generally consisted of a base salary, variable cash incentive, stock options, PBSs, and RSUs. This mix of compensation is intended to ensure that total compensation reflects our overall intent to motivate executive officers to meet appropriate performance measures and to align management with stockholders’ long‑term interests.

Compensation Discussion and Analysis

Components of Compensation

The majority of target compensation we offer our NEOs is delivered in variable, performance‑based elements.

The material components of our executive compensation program and their purposes and key characteristics are summarized in the following table:

	Reward Element	Purpose	Form	Fixed/ Performance Based	Short/ Long Term
Fixed	Base Salary	Compensation for duties and responsibilities	Cash	Fixed	Short Term
At Risk	Annual Incentive Plan	Rewards NEOs for achievement of company-wide EBT goal	Cash	Performance Based	Short Term
	Long-Term Incentive Plan	Rewards creation of long-term stockholder value and achievement of key operating metrics over a longer term period	Stock Options (50% of award value) Performance-Based Shares (30% of award value) Restricted Stock Units (20% of award value)	Performance Based	Long Term

As part of our continued emphasis on creating stockholder value, we utilize EBT as the single performance measure for the corporate annual incentive for all officers. This focus on a single performance objective reflects the Company’s strong linkage between stockholder value creation and management incentives. Each fiscal year, the compensation committee approves the EBT target goal and the threshold and maximum performance against such goals at the beginning of the year. This target reflected a rigorous goal setting process in which management and the compensation committee worked collaboratively to set stretch targets reflective of our ambitious growth goals. For fiscal 2019, we achieved performance that was just above our threshold EBT goal, resulting in bonuses for the NEOs payable at 51.42% of their target annual incentives.

We continue to use stock options, PBSs, and RSUs as a means of providing long‑term incentives for our NEOs. PBS awards are tied to the attainment of both two‑year EBT growth and two-year revenue growth goals and require a third year of vesting.

The first chart below shows the mix of our CEO’s fiscal 2019 target compensation by component and the portion of total compensation that is performance-based. The second chart shows this same data for our other NEO’s fiscal 2019 target compensation.

Compensation Discussion and Analysis

The weighting of our long‑term incentives more heavily to stock options and PBSs emphasizes long‑term alignment with stockholder value, as the stock options will not have any value unless our share price rises, and the PBSs will not vest unless the performance goals are met.

2019 Executive Compensation

What We Do:	Objectives and Considerations:

Compensation Committee Reviews Comparative Pay Levels

We review competitive pay levels among a peer group of retailers with revenues similar to Ulta Beauty, compensation survey data for similarly sized retail companies from the Willis Towers Watson 2018 CDB Retail/Wholesale Executive Compensation Survey Report, and compensation survey data for similarly sized general industry companies from the Willis Towers Watson 2018 CDB General Industry Executive Compensation Survey report.

Our CEO Provides Input for Other Executives

The CEO recommends to the committee other executive’s compensation based on the executive’s performance as well as internal pay equity among current executives and newly hired executives, as well as talent and succession planning considerations. The CEO does not participate in setting her own compensation.

Compensation Committee Makes Final Determination

The compensation committee approves executive compensation after deliberation, taking into account such factors as talent planning, succession, and Company performance. In addition, the committee considers such factors as total compensation philosophy, individual performance, and the positioning of Ulta Beauty’s executive total compensation levels relative to market.

We consider the nature and job scope of each NEO.

We consider internal pay positioning, taking into account each NEO’s pay components and levels relative to other executives with respect to role, length of time the NEO has served in the NEO’s current position, seniority, and levels of responsibility.

We consider the accounting and tax impact of each element of compensation.

We consider competitive pay levels and practices for similar positions among identified data sets.

Compensation Discussion and Analysis

ULTA BEAUTY 2019 COMPENSATION PEER GROUP

Big Lots, Inc.	Dollar Tree, Inc.	Ross Stores, Inc.
Burlington Stores, Inc.	Foot Locker, Inc.	Sally Beauty Holdings, Inc.
Carter’s, Inc.	L Brands, Inc.	Signet Jewelers Limited
Dick’s Sporting Goods, Inc.	Michael Kors Holdings Limited	The Michaels Companies, Inc.
Dollar General Corporation	PVH Corp.	Tractor Supply Company
Under Armour, Inc.

We selected a peer group of companies in similar size and with whom we may compete for talent and assess them annually to ensure the peer group remains relevant from industry, size, and performance perspectives for use in benchmarking pay to inform our decisions.

2019 Compensation Components

COMPENSATION COMPONENTS

Base Salary	Annual Incentives	Long-Term Incentive Plan

Base Salary

Base salaries are reviewed annually and are set based on: competitiveness versus the external market, talent planning, internal merit increase budgets, individual and Company performance, and internal equity considerations.

The compensation committee and management discuss the economic and market conditions, which impact compensation decisions. After these thorough reviews, our CEO makes individual recommendations with input from the human resources department regarding competitive position to the market. Ms. Dillon was not involved in the discussion of her own compensation. The NEO base salary and percentage increases approved for fiscal 2019 were:

	2019
	Base Salary	Percentage
Named Executive Officer	($)	Increase
Mary N. Dillon	1,185,038	3%
David C. Kimbell	730,642	8%
Scott M. Settersten	697,528	6%
Jodi J. Caro	561,766	5%
Jeffrey J. Childs	573,352	5%

These base salary levels are competitive with our market. The salary increases for Mr. Kimbell, Mr. Settersten, Ms. Caro, and Mr. Childs were made to bring base salary compensation more in line with the competitive market for their respective roles.  Ms. Dillon’s increase  was reflective of the general salary increase applicable to other employees that had exhibited strong performance but were already at the targeted market level.

Compensation Discussion and Analysis

Annual Incentives

The NEO target annual incentives, shown as a percentage of base salaries, for fiscal 2019 were as follows:

2019
Annual Incentive
Named Executive Officer	Target
Mary N. Dillon	170%
David C. Kimbell	100%
Scott M. Settersten	75%
Jodi J. Caro	65%
Jeffrey J. Childs	65%

Mr. Kimbell’s annual incentive target for 2019 was increased from 75% to 100% of his base salary to reflect his expanded responsibilities in light of his promotion to President in April 2019. In fiscal 2019, target EBT under the annual incentive program was $981.6 million. This target reflected a rigorous goal setting process in which management and the compensation committee worked collaboratively to set stretch targets reflective of our ambitious growth goals. The fiscal 2019 annual incentive performance/payout range was as follows:

	2019
	Annual Incentive Payout
	Percent to Target	Payout
Threshold	92%	50%
Target	100%	100%
Maximum	110%	200%

Based on our EBT performance of $906 million, the annual incentive payout was 51.42% based on EBT performance of 92.3% to target. The compensation committee can use negative discretion to reduce calculated annual incentive payouts but did not apply any discretion in fiscal 2019.

Long‑Term Incentive Plan

During fiscal 2019, we provided long‑term incentive awards through grants of stock options, PBSs, and RSUs to our NEOs and certain other employees. Under the LTIP, each eligible employee may receive an award with a value that is targeted to a percentage of base salary, with the ultimate value dependent upon Company performance. The compensation committee approved awards in fiscal 2019 at the targeted percentage of base salary as follows:

2019
LTIP Target
Named Executive Officer	Percentages
Mary N. Dillon	401%
David C. Kimbell	270%
Scott M. Settersten	230%
Jodi J. Caro	110%
Jeffrey J. Childs	100%

The compensation committee increased the LTIP target percentage for Ms. Dillon, Mr. Kimbell, Mr. Settersten, and Ms. Caro to further align their compensation opportunities with stockholders for long‑term value creation and provide market competitive long‑term compensation opportunities.

Compensation Discussion and Analysis

Consistent with our pay-for-performance orientation, the compensation committee granted the annual LTIP award with the following mix:

Stock Options	PBSs	RSUs
Stock options granted under the LTIP generally have the following characteristics:	PBSs granted under the LTIP have the following characteristics:	RSUs granted under the LTIP generally have the following characteristics:
✔ exercise price equal to the fair market value of our common stock on the date of grant; ✔ ratable vesting, on an annual basis over a four-year period; and ✔ ten‑year term from the date of grant.

✔  tied to achievement of a two‑year cumulative revenue and EBT targets;

✔  33% of PBS grant value tied to attainment of revenue target and 67% of PBS grant value tied to attainment of EBT target;

✔  the number of shares earned can be less or greater than target, including zero, based on Company performance; and

✔  following the end of the two‑year performance period, a third year of time vesting is required before the number of earned shares is delivered to the recipient.

✔ entitle the holder to receive an equal number of shares of common stock at settlement; and ✔ cliff vest 100% at the end of three years from grant date.

PBS awards granted in 2018 were eligible to be earned based on two‑year cumulative revenue and EBT targets as follows:

	Revenue – 33% of PBS Value		EBT – 67% of PBS Value
	Percent to Target	Payout	Percent to Target	Payout
Threshold	95%	50%	85%	50%
Target	100%	100%	100%	100%
Maximum	105%	200%	110%	200%

The two‑year cumulative revenue and EBT targets were $14.42 billion and $1.89 billion, respectively. For 2018, the compensation committee approved adjustments to our actual EBT performance to take into account the impact of two acquisitions completed during the fiscal year and other non-material adjustments per plan guidelines. Based on these adjustments, we achieved two‑year cumulative revenue and EBT of $14.11 billion and $1.77 billion, respectively, resulting in

Compensation Discussion and Analysis

a payout of 78.9% of the revenue target and 78.6% of the EBT target of the 2018 PBS award. Although the performance period is complete, the awards will not vest for one more year.

In addition, a separate RSU award pool (High Performer Pool) may be funded each year if EBT performance for the year at a minimum reaches threshold. If the High Performer Pool is funded, based on actual EBT performance for the year and approved by the compensation committee, the CEO may recommend RSU awards to specific individuals based on her assessment of their individual performance and contribution to the success of the Company. The CEO recommends these individual awards to the compensation committee for approval. For fiscal 2019, as in prior years of strong performance, a High Performer Pool was created but none of the NEOs received a grant under the program.

Executive Compensation Policies and Practices

The compensation committee and management seek to ensure that our executive compensation and benefits programs align with our core compensation philosophy. We maintain the following policies and practices that drive our NEOs compensation program:

What We Do		What We Don’t Do
✔	Pay‑for‑Performance: Majority of pay is performance‑based and not guaranteed	✘	No Excise Tax Gross‑Ups: The Company does not provide any excise tax gross‑up payments in connection with a change in control
✔	Multiple Performance Metrics and Time Horizons: Use multiple performance metrics focusing on top‑line and bottom‑line growth and multi‑year vesting and measurement periods for long‑term incentives	✘	No Repricing or Buyouts of Stock Options: The Company’s equity plan prohibits repricing or buyouts of underwater stock options
✔	Annual Compensation Risk Review: Annually assess risk in compensation programs	✘	No Tax Gross‑ups for Perquisites: The Company does not provide tax gross‑ups to NEOs for the limited perquisites we provide
✔	Double‑Trigger Change in Control Equity Vesting: Include “double‑trigger” change in control provisions for equity awards	✘

No Hedging, Derivatives, Pledging or Margin Accounts: NEOs are prohibited from engaging in derivatives and hedging transactions and from holding Company stock in a margin account or pledging Company stock as collateral

✔	Share Ownership Guidelines: NEOs must comply with share ownership requirements	✘	No Dividends on Unearned PBSs and RSUs: No dividends or dividend equivalents are paid on PBSs or RSUs until such PBSs and RSUs become vested and earned
✔

Clawback Policy: We maintain a robust clawback policy that provides for recovery of incentive compensation in the event of a financial restatement, other misconduct not involving financial restatements, and for breaches of non‑compete and other restrictive covenants

		✘	No Contracts: No contracts with multi‑year guaranteed salary increases or non‑performance bonus arrangements
✔	Challenging Performance Objectives: Set challenging performance objectives for Annual Incentive and LTIP
✔

Use of Independent Consultant: The compensation committee has retained an independent compensation consultant that performs no other consulting services for the Company and has no conflicts of interest

✔	Limited Perquisites: Provide limited perquisites
✔	Peer Groups: Use appropriate peer groups when establishing compensation

Compensation Discussion and Analysis

Share Ownership Guidelines

The compensation committee has established the following share ownership guidelines to strengthen the focus of our senior officers on our long‑term goals and further align their interests with stockholders:

Position	Required Amount
CEO	6X Base Salary
Other NEOs	3X Base Salary
Chief Non-NEOs	2X Base Salary

Shares of common stock held in brokerage accounts for the executives’ benefit in trust, through tax qualified retirement plans, PBSs (which have been earned based on performance, but which are still subject to time vesting), RSUs and the gain in value (i.e. “in‑the‑money value”) of vested and unvested stock options held are included in determining whether the ownership requirement has been met and sustained. Each executive has five years following appointment to meet the applicable stock ownership requirements of their position. All executives are in compliance with our share ownership guidelines.

Clawback Provisions

We maintain a robust compensation recovery or “clawback” policy applicable to all Section 16 officers as well as other employees who receive equity grants or are otherwise selected for coverage.

Under the clawback policy, the compensation committee may recover and/or cancel previously granted or earned incentive compensation (including recovery of gains realized thereon) in the event: (a) that Ulta Beauty is required to materially restate its financial or operating results (whether or not there is any fraud or misconduct and whether or not the executive whose compensation is subject to clawback is responsible, but excluding restatements caused by changes in accounting rules, reclassification or other retrospective changes not caused by fraud or misconduct), (b) of fraud or misconduct (regardless of whether the fraud or misconduct is related to a restatement of financial or operating results), (c) of a violation of Ulta Beauty’s Code of Business Conduct, or (d) of a violation of any applicable non‑compete, non‑solicitation or confidentiality covenants.

Policy on Ulta Beauty Stock Investments

Our insider trading policy prohibits trading in puts, calls, and other derivative securities on our stock and also prohibits the purchase of financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) or otherwise engaging in transactions that are designed to or have the effect of hedging or offsetting any decrease in the market value of our stock by officers, directors, and employees. In addition, our insider trading policy prohibits our executive officers, directors, and other designated insiders from holding Company stock in a margin account or pledging our stock as collateral for a loan, with certain limited exceptions.

Long‑Term Incentive Granting Policy

We have a general policy of making equity grants (stock options and RSUs) for new executive officers and NEOs once our trading window opens on the third business day following the date our earnings announcement is made for each fiscal quarter. The window generally remains open for 30 days. The annual LTIP grant is generally made in the open window following our fourth quarter earnings announcement. This timing of stock option, PBS, and RSU grants is thus generally consistent with when our executives and directors would be allowed to trade in our common stock under our insider trading policy. The compensation committee determined that setting the exercise price for stock options at this time was prudent in that it allowed for the market to process all reported public information prior to establishing the price. Such a practice thereby eliminates any potential manipulation regarding the timing of stock option grants. All stock option, PBS, and RSU grants for executives and NEOs are approved in advance by the compensation committee.

Compensation Discussion and Analysis

Benefits and Perquisites

Executives can defer compensation under our non‑qualified deferred compensation plan with matching contributions equal to 100% of contributions made up to 3% of eligible deferred compensation, which is more fully described in the narrative to the 2019 Non‑Qualified Deferred Compensation table below. For all eligible employees, we offer a 401(k) plan with matching contributions equal to 100% of the contributions for the first 3% of eligible salary and 50% of the contributions on the next 2% of eligible salary. In addition, we offer group health, life, accident, and disability insurance to eligible employees. Our employees are also entitled to a discount on purchases at our stores.

Change in Control and Severance Plan

The Company has an Executive Change in Control and Severance Plan (the “CIC Plan”), which provides severance and other benefits should an executive be involuntarily terminated in connection with a change in control. We adopted the CIC Plan as a market-based plan that is intended to minimize distraction to our executives by providing financial security in the event of a loss of employment following a change in control. See “Severance and Change in Control Benefits” below for additional details.

Accounting and Tax Considerations

Historically, our incentive compensation programs have been designed and administered in a manner generally intended to preserve federal income tax deductions. However, the compensation committee considers the tax and accounting consequences of utilizing various forms of compensation and retains the discretion to pay compensation that is not tax deductible or could have adverse accounting consequences for Ulta Beauty.

Section 162(m) of the Internal Revenue Code (“Section 162(m)”) limits the Company’s ability to deduct compensation paid in excess of $1.0 million to its chief executive officer and to its current and former named executive officers. For tax year’s prior to 2018, Section 162(m) did not apply to the CFO’s compensation, compensation of prior named executive officers, or certain performance based compensation. Although the compensation committee intends to continue emphasizing performance based compensation as a means of motivating and aligning our executive’s interests with those of our stakeholders, it expects in the future to approve and pay compensation that is not tax deductible.

Compensation Discussion and Analysis

Summary Compensation Table

The following table sets forth the compensation of our NEOs for the fiscal 2019:

							Non-Equity
						Stock	Incentive
				Stock		Option	Plan	All Other
		Salary	Bonus	Awards		Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)	($) (1)		($) (2)	($)	($) (3)	($)
Mary N. Dillon	2019	1,185,038	—	2,376,246		2,376,052	1,035,889	91,574	7,064,799
Chief Executive Officer and	2018	1,150,510	260,000	8,501,584	(4)	2,255,001	1,989,117	89,206	14,245,418
Director (Principal Executive	2017	1,117,000	—	2,189,459		2,189,357	1,912,382	83,100	7,491,298
Officer)
David C. Kimbell	2019	730,642	—	986,906		986,403	358,150	43,811	3,105,912
President	2018	676,520	—	845,678		845,688	516,016	36,195	2,920,097
	2017	615,022	—	615,143		615,023	464,542	32,996	2,342,726
Scott M. Settersten	2019	697,528	—	802,776		802,177	269,002	47,690	2,619,173
Chief Financial Officer	2018	658,050	—	691,250		690,979	501,928	36,251	2,578,458
(Principal Financial Officer)	2017	615,006	—	615,143		615,023	464,529	38,094	2,347,795
Jodi J. Caro	2019	561,766	—	309,323		309,021	187,759	37,788	1,405,657
General Counsel,	2018	535,018	—	367,686		267,534	353,674	29,292	1,553,204
Chief Compliance Officer and	2017	500,022	—	250,280		250,048	327,322	25,801	1,353,473
Corporate Secretary
Jeffrey J. Childs	2019	573,352	—	287,005		286,723	191,632	39,887	1,378,599
Chief Human Resources	2018	546,042	—	273,109		273,045	360,961	36,210	1,489,367
Officer	2017	525,041	—	262,668		262,529	343,700	34,501	1,428,439
1.

The grant date fair value of the LTIP RSUs and LTIP PBSs is based on the closing share price of our common stock on the date granted. Amounts shown include performance‑based awards at grant date fair value, based on target level achievement. If the maximum level of performance is achieved, the amounts shown above would increase by $1,425,608, $592,144, $481,596, $185,524, and $172,273 for Ms. Dillon, Mr. Kimbell, Mr. Settersten, Ms. Caro, and Mr. Childs, respectively.

2.

Amounts shown represent the grant date fair value of stock options granted in the year indicated as computed in accordance with ASC 718. For a discussion of the assumptions made in the valuation reflected in these columns, see Note 15 to the consolidated financial statements for fiscal 2019 contained in the Form 10‑K filed on March 27, 2020.

3.

All other compensation includes 401(k) match, deferred compensation match, long‑term disability premiums, and other perquisites, including club memberships, health screenings, and life insurance premiums as indicated on the table below for fiscal 2019:

		Deferred	Executive LT
	401(k)	Compensation	Disability	Other
	Match	Match	Premium	Perquisites
Name	($)	($)	($)	($)
Mary N. Dillon	7,603	35,272	41,541	7,158
David C. Kimbell	9,864	21,482	11,457	1,008
Scott M. Settersten	10,713	20,607	15,362	1,008
Jodi J. Caro	11,002	16,637	9,299	850
Jeffrey J. Childs	8,248	16,980	13,792	868
4.

In March 2018, the Board of Directors, in connection with its annual review of compensation, awarded our CEO, Ms. Dillon, an additional one time award (“2018 CEO Award”) to create an intense focus on share price appreciation and secure Ms. Dillon’s employment for an additional three-year period. The 2018 CEO Award was granted in time-vesting RSUs and performance-based RSUs, with the majority of the earning potential tied to the sustained achievement of specific share price goals. The 24,478 time-vesting RSUs, which had a value of $5,000,000 based on the closing share price of $204.27 on the grant date, cliff vest on September 30, 2021, provided Ms. Dillon is still employed by the Company on this date. The Board of Directors also awarded Ms. Dillon the

Compensation Discussion and Analysis

potential to earn additional performance-based RSUs valued between $5,000,000 and $10,000,000, contingent upon on the Company achieving an average closing share price for either the 20 trading days or 30 calendar days preceding September 30, 2021 of $300 to $350 and her continued employment. These goals require share price growth of approximately 47% over the vesting period to achieve the minimum value and approximately 71% over the vesting period to achieve the maximum value. Additionally, Ms. Dillon is required to hold the shares deliverable upon vesting of the 2018 CEO Award for a period of one year, net of taxes.

Grants of Plan‑Based Awards

The following table sets forth certain information with respect to grants of plan‑based awards to the NEOs for fiscal 2019:

											Number	Exercise or	Grant Date
				Estimated Future Payouts			Estimated Future Payouts			Number	of	Base	Fair Value of
			Board	Under Non‑Equity Incentive			Under Equity Incentive			of	Securities	Price of	Stock and
			of	Plan Awards			Plan Awards (3)			Shares	Underlying	Stock	Stock
	Grant	Grant	Directors Approval	Threshold	Target	Maximum	Threshold	Target	Maximum	of Stock	Stock Options	Option Awards	Option Awards
Name	Type	Date	Date	($) (1)	($)	($) (2)	(#) (4)	(#)	(#) (5)	(#)	(#)	($)	($) (6)
Mary N. Dillon
	Bonus			1,007,283	2,014,565	4,029,130	—	—	—	—	—	—	—
	LTIP	3/29/2019	3/29/2019	—	—	—	2,044	4,088	8,176	—	—	—	1,425,608
	LTIP	3/29/2019	3/29/2019	—	—	—	—	—	—	—	26,427	348.73	2,376,052
	LTIP	3/29/2019	3/29/2019	—	—	—	—	—	—	2,726	—	—	950,638
David C. Kimbell
	Bonus			365,321	730,642	1,461,284	—	—	—	—	—	—	—
	LTIP	3/29/2019	3/29/2019	—	—	—	849	1,698	3,396	—	—	—	592,144
	LTIP	3/29/2019	3/29/2019	—	—	—	—	—	—	—	10,971	348.73	986,403
	LTIP	3/29/2019	3/29/2019	—	—	—	—	—	—	1,132	—	—	394,762
Scott M. Settersten
	Bonus			261,573	523,146	1,046,292	—	—	—	—	—	—	—
	LTIP	3/29/2019	3/29/2019	—	—	—	691	1,381	2,762	—	—	—	481,596
	LTIP	3/29/2019	3/29/2019	—	—	—	—	—	—	—	8,922	348.73	802,177
	LTIP	3/29/2019	3/29/2019	—	—	—	—	—	—	921	—	—	321,180
Jodi J. Caro
	Bonus			182,574	365,148	730,296	—	—	—	—	—	—	—
	LTIP	3/29/2019	3/29/2019	—	—	—	266	532	1,064	—	—	—	185,524
	LTIP	3/29/2019	3/29/2019	—	—	—	—	—	—	—	3,437	348.73	309,021
	LTIP	3/29/2019	3/29/2019	—	—	—	—	—	—	355	—	—	123,799
Jeffrey J. Childs
	Bonus			186,340	372,679	745,358	—	—	—	—	—	—	—
	LTIP	3/29/2019	3/29/2019	—	—	—	247	494	988	—	—	—	172,273
	LTIP	3/29/2019	3/29/2019	—	—	—	—	—	—	—	3,189	348.73	286,723
	LTIP	3/29/2019	3/29/2019	—	—	—	—	—	—	329	—	—	114,732
1.	Threshold assumes performance exceeds 92% of the EBT performance target, resulting in a payout of 50% of the EBT target bonus.
2.	Maximum assumes performance exceeds 110% of the EBT performance target, resulting in a payout of 200% of the EBT target bonus.
3.	Amounts represent the PBSs granted in which 33% of the grant value is tied to attainment of a revenue target and 67% of the grant value is tied to attainment of an EBT target.
4.	Threshold assumes performance exceeds 95% of the revenue performance target and 85% of the EBT performance target, resulting in a payout of 50% of the target performance‑based units.
5.	Maximum assumes performance exceeds 105% of the revenue performance target and 110% of the EBT performance target, resulting in a payout of 200% of the target performance‑based units.
6.

Represents the grant date fair value of stock and stock options granted as computed in accordance with ASC 718. For a discussion of the assumptions made in the valuation reflected in these columns, see Note 15 to the consolidated financial statements for fiscal 2019 contained in the Form 10‑K filed on March 27, 2020.

Compensation Discussion and Analysis

Outstanding Equity Awards as of February 1, 2020

The following table presents information concerning stock options, PBSs, and RSUs held by the NEOs as of February 1, 2020:

					Equity	Equity
					Incentive	Incentive
	Number of	Number of			Plan Awards:	Plan Awards:
	Securities	Securities	Stock		Number of	Market		Number of		Market
	Underlying	Underlying	Option		Shares of	Value of		Shares of		Value of
	Unexercised	Unexercised	Exercise		Performance-	Performance-		Stock		Shares
	Stock	Stock	Price	Stock	based Stock	based Stock		that		that
	Options	Options	Per	Option	that have not	that have not		have not		have not
	Exercisable	Unexercisable	Share	Expiration	Vested	Vested		Vested		Vested
Name	(#)	(#)	($)	Date	(#) (1)	($)		(#)		($)
Mary N. Dillon (2)					4,088	1,095,216		19,285		5,166,644
					—	5,000,000	(3)	—		—
					—	—		24,478	(3)	6,557,901
	50,000	100,000	164.06	9/15/2025
	—	9,158	191.76	3/25/2026
	15,611	15,612	281.53	3/24/2027
	—	33,758	204.27	3/29/2028
	—	26,427	348.73	3/29/2029
David C. Kimbell (4)					1,698	454,911		6,690		1,792,318
	—	2,347	191.76	3/25/2026
	4,385	4,386	281.53	3/24/2027
	4,220	12,660	204.27	3/29/2028
	—	10,971	348.73	3/29/2029
Scott M. Settersten (5)					1,381	369,984		5,820		1,559,236
	—	2,346	191.76	3/25/2026
	—	4,386	281.53	3/24/2027
	—	10,344	204.27	3/29/2028
	—	8,922	348.73	3/29/2029
Jodi J. Caro (6)					532	142,528		2,660		712,641
	838	—	165.27	8/3/2025
	2,649	884	191.76	3/25/2026
	1,783	1,783	281.53	3/24/2027
	1,335	4,005	204.27	3/29/2028
	—	3,437	348.73	3/29/2029
Jeffrey J. Childs (7)					494	132,348		2,329		623,962
	868	—	151.20	3/27/2025
	3,029	1,010	191.76	3/25/2026
	1,872	1,872	281.53	3/24/2027
	1,362	4,088	204.27	3/29/2028
	—	3,189	348.73	3/29/2029
1.	Amounts represent the number and value of the performance‑based awards through the end of fiscal 2019 for which the performance period has not ended.
2.	The vesting schedule for Ms. Dillon’s outstanding stock options, PBSs, and RSUs as of February 1, 2020 is as follows:

	Type of	Expiration
Name	Award	date	3/15/20	9/15/20	3/15/21	9/15/21	9/30/21	3/15/22	3/15/23
Mary N. Dillon	NQ	9/15/2025	—	50,000	—	50,000	—	—	—
	NQ	3/25/2026	9,158	—	—	—	—	—	—
	NQ	3/24/2027	7,806	—	7,806	—	—	—	—
	NQ	3/29/2028	11,253	—	11,252	—	—	11,253	—
	NQ	3/29/2029	6,606	—	6,607	—	—	6,607	6,607
	PBS		—	—	—		—	4,088	—
	RSU		6,929	—	9,630	—	24,478	2,726	—
3.

2018 CEO Award granted March 29, 2018. Pursuant to the agreement, the award has two components (1) a time-vesting restricted stock unit and (2) a performance-based restricted stock unit. The time-based condition will be satisfied on September 30, 2021 based on her continued employment with the Company. The performance-based vesting condition will be satisfied if the average closing price of the Company’s common stock for either the 20

Compensation Discussion and Analysis

trading days or 30 calendar days preceding September 30, 2021 equals or exceeds $300 to $350. To the extent our average closing share price is determined by our Board of Directors in its sole discretion to be (i) falsely depressed by a disruption with respect to our share price or an abnormal market disruption (including, without limitation, a natural disaster or a terrorist attack), or (ii) inflated due to the existence of material non-public information that upon disclosure is expected to have a significant adverse impact on our share price, then our Board of Directors, in its sole discretion, may adjust the measurement period of 20 trading days or 30 calendar days preceding September 30, 2021 to (A) a time period preceding such disruption, (B) shorten or lengthen the measurement period or (C) disregard the period of such disruption. The $5,000,000 amount in this table represents the minimum or threshold value of the performance-based portion of the award. The maximum amount that can be earned on the performance-based portion of the award is $10,000,000. The number of shares earned on the performance-based portion of the award will be based upon the Company’s closing stock price on September 30, 2021.

4.	The vesting schedule for Mr. Kimbell’s outstanding stock options, PBSs, and RSUs as of February 1, 2020 is as follows:

	Type of	Expiration
Name	Award	date	3/15/20	3/15/21	3/15/22	3/15/23	0/00/00
David C. Kimbell	NQ	3/25/2026	2,347	—	—	—	00,000
	NQ	3/24/2027	2,193	2,193	—	—
	NQ	3/29/2028	4,220	4,220	4,220	—
	NQ	3/29/2029	2,742	2,743	2,743	2,743
	PBS		—	—	1,698	—
	RSU		1,947	3,611	1,132	—
5.	The vesting schedule for Mr. Settersten’s outstanding stock options, PBSs, and RSUs as of February 1, 2020 is as follows:

	Type of	Expiration
Name	Award	date	3/15/20	3/15/21	3/15/22	3/15/23	0/00/00
Scott M. Settersten	NQ	3/25/2026	2,346	—	—	—	00,000
	NQ	3/24/2027	2,193	2,193	—	—
	NQ	3/29/2028	3,448	3,448	3,448	—
	NQ	3/29/2029	2,230	2,231	2,230	2,231
	PBS		—	—	1,381	—
	RSU		1,947	2,952	921	—
6.	The vesting schedule for Ms. Caro’s outstanding stock options, PBSs, and RSUs as of February 1, 2020 is as follows:

	Type of	Expiration
Name	Award	date	3/15/20	3/15/21	3/15/22	3/15/23	3/15/22	0/00/00
Jodi J. Caro	NQ	3/25/2026	884	—	—	—		00,000
	NQ	3/24/2027	891	892	—	—
	NQ	3/29/2028	1,335	1,335	1,335	—
	NQ	3/29/2029	859	859	859	860
	PBS		—	—	532	—
	RSU		916	1,266	478	—
7.	The vesting schedule for Mr. Childs’ outstanding stock options, PBSs, and RSUs as of February 1, 2020 is as follows:

	Type of	Expiration
Name	Award	date	3/15/20	3/15/21	3/15/22	3/15/23	0/00/00
Jeffrey J. Childs	NQ	3/25/2026	1,010	—	—	—	00,000
	NQ	3/24/2027	936	936	—	—
	NQ	3/29/2028	1,363	1,362	1,363	—
	NQ	3/29/2029	797	797	797	798
	PBS		—	—	494	—
	RSU		832	1,168	329	—

Compensation Discussion and Analysis

Stock Option Exercises and Stock Vested

The following table presents information concerning exercises of stock options and vesting of RSUs during fiscal 2019:

	Stock Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($) (1)	(#)	($) (2)
Mary N. Dillon	120,949	20,588,987	16,064	5,436,218
David C. Kimbell	15,452	2,783,954	4,367	1,477,836
Scott M. Settersten	29,529	5,442,129	4,115	1,392,557
Jodi J. Caro	2,511	424,991	1,672	565,822
Jeffrey J. Childs	9,288	1,717,505	1,773	600,001
1.

The value realized on exercise and sale or exercise and hold of stock options is based on the weighted average sales price of our common stock on the transaction date as reported on the Form 4. The value realized was determined without considering any taxes that may have been owed or withheld.

2.

The value realized on vesting of stock awards is based on the closing share price of our common stock on the vesting date as reported on the NASDAQ Global Select Market. The value realized was determined without considering any taxes that may have been owed or withheld.

2019 Non‑Qualified Deferred Compensation

The Ulta Beauty Non‑qualified Deferred Compensation Plan allows participants to defer up to 75% of their base salary and 100% of their annual cash bonus. We match 100% of the contributions up to 3% of salary deferred. We do not match or make any other contributions to the plan with regards to bonus or long‑term compensation. Participants may direct the investment of their contributions to the plan among several mutual funds, similar to those available under our 401(k) plan.

The table below sets forth certain information with respect to the non‑qualified deferred compensation plans in which our NEOs may participate as of February 1, 2020:

					Aggregate
	Executive	Registrant	Aggregate	Aggregate	Balance at
	Contributions in	Contributions in	Earnings (Losses) in	Withdrawals/	Last Fiscal
	Last Fiscal Year	Last Fiscal Year	Last Fiscal Year	Distributions	Year End
Name	($) (1)(2)	($)	($)	($)	($)
Mary N. Dillon (3)	433,165	35,272	399,306	—	4,332,820
David C. Kimbell (4)	192,207	21,482	121,611	—	996,452
Scott M. Settersten (5)	43,006	20,607	81,816	—	666,224
Jodi J. Caro (6)	22,980	16,637	25,605	—	239,830
Jeffrey J. Childs (7)	113,521	16,980	41,733	—	359,609
1.	Included in the amount listed under the “Salary,” “Bonus,” and “Non‑Equity Incentive Plan Compensation” columns in the Summary Compensation Table above.
2.	Contributions include salary and bonus deferrals, including bonuses earned in fiscal 2019 but paid in fiscal 2020.
3.	$3,465,077 was previously reported as compensation to Ms. Dillon in the Summary Compensation Table for prior years.
4.	$661,152 was previously reported as compensation to Mr. Kimbell in the Summary Compensation Table for prior years.

Compensation Discussion and Analysis

5.	$520,795 was previously reported as compensation to Mr. Settersten in the Summary Compensation Table for prior years.
6.	$174,608 was previously reported as compensation to Ms. Caro in the Summary Compensation Table for prior years.
7.	$187,375 was previously reported as compensation to Mr. Childs in the Summary Compensation Table for prior years.

Severance and Change in Control Benefits

Executive Change in Control and Severance Plan

In 2017 we adopted our CIC Plan, which provides severance protections to all of our executive officers, including all of our NEOs, in the event of an involuntary termination in connection with a change in control. Under the CIC Plan, an executive who is involuntarily terminated is eligible to receive the following severance payments and benefits as well as accelerated vesting of equity awards, subject to the execution of an effective release of claims in favor of the Company and continued compliance with their restrictive covenants:

•

a lump‑sum cash payment equal to (a) 3.0 for Ms. Dillon and 2.0 for all other NEOs, multiplied by (b) the sum of (i) the executive’s salary (where “salary” is an amount equal to the greater of the executive’s salary (A) on the date of termination or (B) on the consummation of the change in control) plus (ii) the executive’s bonus (where “bonus” is an amount equal to the greater of (A) their target bonus on the date of termination, (B) the executive’s target bonus on the consummation of the change in control or (C) the actual anticipated bonus they would receive based on performance as of the change in control);

•	payment of a pro‑rated portion of the executive’s annual cash bonus award for the year of termination (with the bonus calculated based on actual performance);
•	accelerated vesting of all outstanding equity awards held by the Participant that vest solely based on the passage of time; and
•	Company‑paid COBRA premium payments for up to 18 months following the termination date.

Also, upon a change in control, without regard to any employment loss, all outstanding performance‑based equity will vest at the greater of (a) target performance levels or (b) the amount that would have been earned for performance through the date of the change in control.

To the extent that any change in control payment or benefit would be subject to an excise tax imposed in connection with Section 4999 of the Internal Revenue Code of 1986, as amended, such payments and/or benefits may be subject to a “best net” reduction to the extent necessary so that the executive receives the greater of the (i) net amount of the change in control payments and benefits reduced such that such payments and benefits will not be subject to the excise tax and (ii) net amount of the change in control payments and benefits without such reduction.

Severance Benefits Not in Connection with a Change in Control

Pursuant to the terms of an agreement with Ms. Dillon, in the event that her employment is terminated without Cause (as defined below) or she resigns for “Good Reason” (as defined below), she will be entitled to the following as severance subject to her providing a general release of claims:

•	Severance equal to her monthly base salary and one-twelfth of her target bonus, payable in installments over a period of 24 months; and

Compensation Discussion and Analysis

•	Any bonus actually earned, pro‑rated based on the percentage of the fiscal year Ms. Dillon is employed by the Company and assuming that all her personal goals were fully satisfied.

For this purpose “Cause” shall mean Ms. Dillon’s:

•	Commission of an act of fraud or embezzlement;
•	The unauthorized, intentional or grossly negligent disclosure of confidential information which is injurious to the Company;
•	Willful breach of any fiduciary duty owed to the Company;
•	Indictment for a felony or any crime involving fraud, dishonesty, or moral turpitude;
•	Intentional misconduct as an employee, including knowing and intentional violation of the Company’s written policies, or specific directions of the Board;
•	Failure substantially to perform her duties, following written notice (other than by reason of disability); and
•	Willful engagement in misconduct that may reasonably result in injury to the reputation or business prospects of the Company.

Any act or failure to act shall be considered “willful” only if done or omitted to be done without a good faith, reasonable belief that such act or failure to act was in our best interest. Ms. Dillon will have ten business days to cure any curable act after written notice from the Company of cause. Ms. Dillon’s employment may be terminated for Cause retroactively, if such reasons are later discovered after her termination. Ms. Dillon will have “Good Reason” to terminate her employment if she gives us notice within 30 days of one of the following events and we do not cure such event within 30 days:

•

Her authority, duties or responsibilities are materially diminished, other than in connection with the appointment of a Chief Operating Officer and/or President as long as she retains authority over such positions and advice and direction from the Board;

•	Relocation of our corporate headquarters more than 60 miles; and
•	We materially breach her agreement.

Ms. Dillon has also entered into an agreement not to disclose or use our confidential information at any time. She also agreed not to work for, or otherwise be involved with, any competitor for a period of 18 months following her termination for any reason.

Although Messrs. Kimbell, Settersten, and Childs and Ms. Caro do not have contractual rights to severance, we would likely pay each at least six months of severance and continued health benefits in connection with a termination without cause in exchange for a general release of claims.

Compensation Discussion and Analysis

The following chart sets forth the amounts that Ms. Dillon, Messrs. Kimbell, Settersten, and Childs and Ms. Caro would receive in the event of a change of control or that their employment was terminated without Cause, for good reason, or due to death or disability, or in connection with a change in control, on the last day of fiscal 2019, February 1, 2020. These amounts do not include any value for amounts payable under retirement plans or insurance policies applicable to employees in general.

		Involuntary
		Termination in		Involuntary
		Connection with	Total	Not for Cause
	Change in	Change in	Change in	Termination/	Death/
	Control	Control	Control	Good Reason	Disability
Name	($) (1)	($) (2)	($) (3)	($) (4)	($) (5)
Mary N. Dillon	6,095,216	29,578,954	35,674,170	10,007,419	31,050,502
David C. Kimbell	454,911	4,625,826	5,080,737	397,816	3,231,635
Scott M. Settersten	369,984	4,092,488	4,462,472	381,018	2,766,160
Jodi J. Caro	142,528	2,378,077	2,520,605	312,833	1,177,364
Jeffrey J. Childs	132,348	2,331,560	2,463,908	318,866	1,093,382
1.

Includes the market value of all unvested PBSs, for which the performance period has not ended, at target value. For Ms. Dillon, amount also includes the performance-based portion of the 2018 CEO award valued at $5,000,000.

2.	Includes amounts related to severance, health care costs, pro‑rated bonus payouts (as applicable), and the market value of all unvested stock options and RSUs.
3.

Includes amounts related to severance, health care costs, pro‑rated bonus payouts (as applicable), and the market value of all unvested stock options, RSUs and PBSs, for which the performance period has not ended, at target value. For Ms. Dillon, amount also includes the performance-based portion of the 2018 CEO award valued at $5,000,000.

4.

Includes amounts related to severance, health care costs, and pro‑rated bonus payouts (as applicable). For Ms. Dillon, amount includes the value of the time-vesting RSUs of the 2018 CEO Award that vests if she resigns at the request of the Board of Directors.

5.	Includes the market value of all unexercisable stock options, RSUs, and PBSs, for which the performance period has not ended, at target value.

Compensation Discussion and Analysis

PROPOSAL THREE
ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION

What are you voting on? An advisory resolution to approve the Company’s executive compensation.

The Board of Directors is committed to excellence in governance. As part of that commitment, Ulta Beauty is asking stockholders to vote on a resolution to approve the compensation of our NEOs as disclosed in this proxy statement. This advisory resolution, commonly referred to as a “say‑on‑pay” resolution, is non‑binding on the Company and the Board of Directors. However, the Board and the compensation committee value the opinions of the stockholders and will carefully consider the outcome of the vote when making future compensation decisions. In accordance with the results of the non‑binding advisory vote at our 2017 Annual Meeting of Stockholders concerning the frequency of an advisory vote on the compensation paid to our NEOs, this non‑binding advisory vote will be held on an annual basis until the Board elects to implement a different frequency or until the next required non‑binding advisory vote on frequency.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL THREE

As described more fully above, our executive compensation program is structured to provide compensation opportunities that:

✔	reflect the competitive marketplace in which the Company operates;
✔	link annual incentive compensation to Company performance goals that support stockholder value;
✔	focus a significant portion of an executive’s compensation on equity‑based incentives to align interests closely with stockholders; and
✔

attract, motivate, and retain key executives who are critical to our long‑term success. A significant portion of the Company’s executive compensation is performance‑based, and we emphasize such incentives to ensure that total compensation reflects our overall success or failure and to motivate executive officers to meet appropriate performance measures.

We believe that the fiscal 2019 compensation of our NEOs was appropriate and aligned with the Company’s performance. We urge stockholders to read the Compensation Discussion and Analysis section of this proxy statement, as well as the Summary Compensation Table and the related tables and disclosures, for a more complete understanding of how our executive compensation policies and procedures operate.

The Company is asking stockholders to approve the following advisory resolution at the Annual Meeting:

RESOLVED, that the stockholders of Ulta Beauty, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s NEOs as disclosed in this proxy statement pursuant to Item 402 of Regulation S‑K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion thereto.

Because the vote is advisory, it will not be binding upon the Board or the compensation committee. However, the compensation committee will consider the outcome of the vote in determining future compensation policies and decisions.

The affirmative vote of the holders of a majority of the shares present by virtual presence online or represented by proxy and entitled to vote at the Annual Meeting will be required to approve the advisory resolution on executive compensation. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non‑votes will be counted towards a quorum but will not be counted for any purpose in determining whether this proposal has been approved.

Compensation Discussion and Analysis

CEO PAY RATIO

The SEC requires companies to disclose the ratio of the total annual compensation of the CEO to the median of the total annual compensation of all of our employees, other than the CEO.

We explain below how we made reasonable efforts to identify our median employee and calculate both the median employee’s total annual compensation and the total annual compensation of our CEO. As permitted by the SEC, we have used reasonable estimates, assumptions, and methodologies to prepare this disclosure.

The SEC provided companies with flexibility to calculate their CEO pay ratio in a manner that best suits their facts and circumstances. Our CEO pay ratio is specific to Ulta Beauty, Inc. and should not be used as a basis for comparison with the CEO pay ratios disclosed by other companies.

We identified our median employee by (1) identifying all employees on November 8, 2019, (2) calculating each employee’s cash compensation (salary, wages, bonuses, and commissions) earned through that date and (3) then ranking all 49,612 employees by compensation from high to low and selecting the employee who had the median cash compensation. We calculated the median employee’s total annual compensation for 2019 according to the same methodology we used for calculating Ms. Dillon’s total annual compensation as reported in the Summary Compensation Table on page 34, to determine both our median employee’s total annual compensation and Ms. Dillon’s for purposes of the ratio.

Using this methodology for fiscal 2019, our median employee’s total annual compensation was $16,857 and our CEO’s total annual compensation was $7,064,799. The resulting ratio of our CEO’s total annual compensation to the total annual compensation of our median employee was approximately 419:1.

The SEC’s rules require us to identify our median employee for this purpose using our employee population on a date that occurs during the three-month period ending on the last day of our fiscal year. As such, our median employee always includes seasonal and temporary employees we hire to assist during our fourth quarter holiday season. If we exclude the 7,829 temporary and seasonal employees that were employed on November 8, 2019 from the above calculation, our median employee’s 2019 compensation was $20,400 resulting in a CEO pay ratio of 348:1.  We believe this pay ratio more accurately reflects the comparison of our CEO’s 2019 pay with the pay provided in 2019 to a median employee who is more representative of our stable workforce.

S	tock

Security Ownership of Certain Beneficial Owners and Management

The following table presents information concerning the beneficial ownership of the shares of our common stock as of April 6, 2020 by:

•	each person we know to be the beneficial owner of 5% or more of our outstanding shares of common stock;
•	each of our NEOs, directors, and nominees; and
•	all of our executive officers, directors, and nominees as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned by them, subject to community property laws where applicable. Shares of our common stock subject to stock options that are currently exercisable or exercisable within 60 days of April 6, 2020 are deemed to be outstanding and to be beneficially owned by the person holding the stock options for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

The following table lists applicable percentage ownership based on 56,309,476 shares of common stock outstanding as of April 6, 2020. Unless otherwise indicated, the address for each of the beneficial owners in the table below is c/o Ulta Beauty, Inc., 1000 Remington Blvd., Suite 120, Bolingbrook, IL 60440.

	Number of Shares	Percentage
Name and Address of Beneficial Owner	Beneficially Owned	Beneficially Owned
5% stockholders:
The Vanguard Group (1) 100 Vanguard Blvd. Malvern, Pennsylvania 19355	6,094,966	10.8%
BlackRock Inc. (2) 55 East 52nd Street New York, New York 10055	4,003,459	7.1%
AllianceBernstein L.P. (3) 1345 Avenue of the Americas New York, New York 10105	2,909,856	5.2%

Stock

	Number of Shares	Percentage
Name and Address of Beneficial Owner	Beneficially Owned	Beneficially Owned
NEOs, directors and nominees:
Mary N. Dillon (4)	172,069	*
David C. Kimbell (5)	29,859	*
Scott M. Settersten (6)	14,343	*
Jodi J. Caro (7)	12,615	*
Jeffrey J. Childs (8)	17,431	*
Sally E. Blount	989	*
Michelle L. Collins	3,779	*
Robert F. DiRomualdo (9)	256,286	*
Catherine A. Halligan	2,655	*
Charles Heilbronn (10)	2,087,047	3.7%
Patricia A. Little	—	*
Michael R. MacDonald	7,256	*
George R. Mrkonic (11)	4,351	*
Lorna E. Nagler (12)	28,201	*
Michael C. Smith	—	*
All current directors and executive officers as a group (15 persons) (13)	2,636,881	4.7%
*	Less than 1%
1.

Based solely on the Schedule 13G/A filed by The Vanguard Group on February 12, 2020. This holder reports sole voting power with respect to 88,208 of these shares, shared voting power with respect to 18,013 of these shares, sole dispositive power with respect to 5,994,112 of these shares and shared dispositive power with respect to 100,854 of these shares.

2.

Based solely on the Schedule 13G/A filed by BlackRock, Inc. on February 6, 2020. This holder reports sole voting power with respect to 3,497,340 of these shares and sole dispositive power with respect to 4,003,459 of these shares.

3.

Based solely on the Schedule 13G/A filed by AllianceBernstein L.P. on February 18, 2020. This holder reports sole voting power with respect to 2,473,828 of these shares, sole dispositive power with respect to 2,905,685 of these shares and shared dispositive power with respect to 4,171 of these shares.

4.

Includes stock options to purchase 50,000 shares of common stock exercisable at $164.06 per share, stock options to purchase 9,158 shares of common stock exercisable at $191.76 per share, stock options to purchase 23,417 shares of common stock exercisable at $281.53 per share,  stock options to purchase 11,253 shares of common stock exercisable at $204.27 per share, and stock options to purchase 6,606 shares of common stock exercisable at $348.73 per share. Includes 26,544 shares of common stock held by trust.

5.

Includes stock options to purchase 2,347 shares of common stock exercisable at $191.76 per share, stock options to purchase 6,578 shares of common stock exercisable at $281.53 per share, stock options to purchase 8,440 shares of common stock exercisable at $204.27 per share, and stock options to purchase 2,742 shares of common stock exercisable at $348.73 per share.

6.

Includes stock options to 2,346 shares of common stock exercisable at $191.76 per share, stock options to purchase 2,193 shares of common stock exercisable at $281.53 per share, stock options to purchase 3,448 shares of common stock exercisable at $204.27 per share, and stock options to purchase 2,230 shares of common stock exercisable at $348.73 per share.

Stock

7.

Includes stock options to purchase 838 shares of common stock exercisable at $165.27 per share, stock options to purchase 3,533 shares of common stock exercisable at $191.76 per share, stock options to purchase 2,674 shares of common stock exercisable at $281.53 per share, stock options to purchase 2,670 shares of common stock exercisable at $204.27 per share, and stock options to purchase 859 shares of common stock exercisable at $348.73 per share.

8.

Includes stock options to purchase 868 shares of common stock exercisable at $151.20 per share, stock options to purchase 4,039 shares of common stock exercisable at $191.76 per share, stock options to purchase 2,808 shares of common stock exercisable at $281.53 per share, stock options to purchase 2,725 shares of common stock exercisable at $204.27 per share, and stock options to purchase 797 shares of common stock exercisable at $348.73 per share.

9.

Mr. DiRomualdo holds 5,749 shares directly and is deemed to beneficially own all 250,537 shares of common stock held by Naples Ventures LLC, where he is a principal along with Janice DiRomualdo. Mr. DiRomualdo has sole voting and investment power with respect to the shares he holds directly, and has shared voting and investment power with respect to the shares held by Naples Ventures LLC. Mr. DiRomualdo disclaims beneficial ownership of all shares held by Naples Ventures LLC except to the extent of his pecuniary interest therein. 249,585 shares held by Naples Ventures LLC are currently pledged as security.

10.

Mr. Heilbronn holds 60,368 shares directly and is deemed to beneficially own all 2,026,679 shares of common stock held by Mousseluxe SARL. Mr. Heilbronn has sole voting power and sole investment power with respect to the 60,368 shares he holds directly, and he has been granted a power of attorney and proxy to exercise voting and investment power with respect to all of the shares shown as beneficially owned by Mousseluxe SARL. Pursuant to this authority, Mr. Heilbronn makes all voting and investment decisions with respect to all such shares and may be deemed to beneficially own all such shares. Mr. Heilbronn disclaims beneficial ownership of all such shares except to the extent of his pecuniary interest therein.

11.	Includes 1,906 shares of common stock held by trust.
12.	Includes stock options to purchase 5,167 of common stock exercisable at $25.80 per share and stock options to purchase 16,666 shares of common stock exercisable at $57.42 per share.
13.	Total percentage equals the quotient of total holdings over the sum of shares outstanding and the stock options referenced in the footnotes above.

C	ertain Relationships and Transactions

Related Person Transaction Approval Policy

Our Board of Directors has adopted written policies and procedures regarding the review, approval or ratification of any “related person transaction.” For purposes of these policies and procedures:

•a “related person” means any of the Company’s directors, executive officers, nominees for director, 5% or greater shareholder, or any of their immediate family members; and

•a “related person transaction” generally means a transaction (including any indebtedness or a guarantee of indebtedness) in which we were or are to be a participant and the amount involved exceeds $120,000, and in which a related person had or will have a direct or indirect material interest.

Each executive officer, director, or nominee for director is required to disclose to the audit committee certain information relating to related person transactions for review and approval or ratification by the audit committee. The audit committee is required to disclose any material related person transactions to the full Board of Directors.

Disclosure to the audit committee is required to be made before, if possible, or as soon as practicable after the related person transaction is effected, but in any event as soon as practicable after the executive officer, director, or nominee for director becomes aware of the transaction or of a material change to such a transaction. Under the policy, the audit committee’s decision to approve or ratify a related person transaction is to be based on the audit committee’s determination that consummation of the transaction is in, or was not contrary to, the best interests of the Company. There were no related person transactions during 2019, except as follows:

Related Person Transactions and Relationships

Charles Heilbronn, one of our directors, is Executive Vice President and Secretary, as well as a director, of Chanel, Inc. In fiscal 2019, Chanel, Inc. sold to Ulta Beauty approximately $23.5 million of fragrances and cosmetics on an arm’s length basis pursuant to Chanel’s standard wholesale terms and is expected to continue to sell fragrances and cosmetics to Ulta Beauty during fiscal 2020.

Q	uestions and Answers

PROXY MATERIALS AND ANNUAL MEETING

General — Why am I receiving these materials?

On or about April 22, 2020, we sent a Notice of Internet Availability of Proxy Materials (the “Notice”) to you, and to all stockholders of record as of the close of business on April 6, 2020 because the Board of Directors of Ulta Beauty is soliciting your proxy to vote at the 2020 Annual Meeting of Stockholders. Our Board has made these proxy materials available to you on the internet, or upon your request, has delivered printed proxy materials to you in connection with the solicitation of proxies for use at the 2020 Annual Meeting of Stockholders. Our 2019 Annual Report, which includes our Form 10‑K  for fiscal year ended February 1, 2020, along with this proxy statement and all other relevant corporate governance materials, are also available at the Investor Relations section of our website at http://ir.ultabeauty.com.

Delivery of Materials — Why did I receive a notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?

In accordance with rules adopted by the SEC, we may furnish proxy materials, including this proxy statement and our 2019 Annual Report, to our stockholders by providing access to such documents on the internet instead of mailing printed copies. Most stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice, which was mailed to most of our stockholders, will instruct you as to how you may access and review all of the proxy materials on the internet. The Notice also instructs you as to how you may submit your proxy on the internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice.

Date, Time and Place — When and where is the 2020 Annual Meeting of Stockholders?

The 2020 Annual Meeting will be held on Wednesday, June 3, 2020, at 10:00 A.M., Central Daylight Time, online at www.virtualshareholdermeeting.com/ULTA2020. The Annual Meeting will be accessible only through the internet. This change is being made due to an abundance of caution related to the coronavirus (COVID-19), and the priority we place on the health and well-being of our stockholders, associates and other stakeholders. We have worked to offer the same participation opportunities as were provided at the in-person portion of our past meetings while further enhancing the online experience available to all shareholders regardless of their location. We intend to return to our usual practice of holding an in person annual meeting in 2021 presuming circumstances permit.

Purpose — What is the purpose of the Annual Meeting of Stockholders?

At our Annual Meeting, stockholders will act upon the matters outlined in this proxy statement and in the Notice of Annual Meeting accompanying this proxy statement.

Attending the Annual Meeting — How can I attend the Annual Meeting by virtual presence online?

You may attend the Annual Meeting by virtual presence online if you were an Ulta Beauty stockholder or joint holder as of the close of business on April 6, 2020, or you hold a valid proxy for the Annual Meeting. To attend the Annual Meeting by virtual presence online, go to www.virtualshareholdermeeting.com/ULTA2020. If you are a stockholder of record, you will also need to provide your control number found on your proxy card. If you are not a stockholder of record but hold shares

Questions and Answers

through a broker, trustee or nominee, you will also need to obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, or otherwise provide proof of beneficial ownership on the record date, such as your most recent account statement prior to April 6, 2020, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership, and provide your control number found on the voting instruction card provided by such broker, trustee or nominee. If a stockholder is an entity and not a natural person, the authorized representative must comply with the procedures outlined above and must also present evidence of authority to represent such entity. If a stockholder is a natural person and not an entity, such stockholder and his/her immediate family members will be admitted to the online Annual Meeting, provided they comply with the above procedures.

Participating in the Annual Meeting — How can I participate in the Annual Meeting?

You are entitled to participate in the Annual Meeting if you were a stockholder as of the close of business on April 6, 2020. The Annual Meeting will begin promptly at 10:00 a.m. Central Daylight Time. Online check-in will begin at 9:45 a.m. Central Daylight Time, and you should allow ample time for the online check-in procedures. If you have difficulty accessing the meeting, please call 800-586-1548 (US) or 303-562-9288 (International). We will have technicians available to assist you.

Whether or not you participate in the Annual Meeting, it is important that your shares be part of the voting process. The other methods by which you may vote are described in the Notice and elsewhere in this proxy statement.

This year’s shareholders question and answer session will include questions submitted in advance of, and questions submitted live during, the Annual Meeting. You may submit a question in advance of the meeting at www.proxyvote.com after logging in with your control number. Questions may be submitted during the Annual Meeting through www.virtualshareholdermeeting.com/ULTA2020. We will post questions and answers if applicable to our business in the Investor Relations section of our website shortly after the meeting.

Multiple Sets of Proxy Materials — What should I do if I receive more than one set of voting materials?

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please vote each proxy card and voting instruction card that you receive.

Record Holders and Beneficial Owners — What is the difference between holding shares as a Record Holder versus a Beneficial Owner?

Most Ulta Beauty stockholders hold their shares through a broker or other nominee rather than directly in their own name. There are some distinctions between shares held of record and those owned beneficially:

Record Holders — If your shares are registered directly in your name with our Transfer Agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares, the stockholder of record or Record Holder and the Notice was sent directly to you by Ulta Beauty. As the stockholder of record, you have the right to grant your voting proxy directly to Ulta Beauty or to vote by attending the Annual Meeting online.

Beneficial Owner — If your shares are held in a brokerage account or by another nominee, you are considered the Beneficial Owner of shares held in street name, and the Notice was forwarded to you from your broker, trustee or nominee. As a Beneficial Owner, you have the right to direct your broker, trustee or nominee how to vote and are also invited to attend the Annual Meeting by virtual presence online. Since a Beneficial Owner is not the stockholder of record, you may not vote these shares at the meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing how to vote your shares. If you do not provide specific voting instructions to your broker by May 24,

Questions and Answers

2020 (10 days before the Annual Meeting), your broker can vote your shares with respect to “discretionary” items, but not with respect to “non‑discretionary” items. The election of directors (Proposal 1) and the advisory vote on executive compensation (Proposal 3) are considered non‑discretionary items, while the ratification of the appointment of our independent registered public accounting firm (Proposal 2) is considered a discretionary item. On non‑discretionary items for which you do not give your broker instructions, the shares will be treated as broker non‑votes.

Voting — Who can vote and how do I vote?

Only holders of our common stock at the close of business on April 6, 2020 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on April 6, 2020, we had outstanding and entitled to vote 56,309,476 shares of common stock. Each holder of our common stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the Annual Meeting by virtual presence online. Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you may vote by proxy. You can vote by proxy over the internet by following the instructions provided in the Notice, or if you requested to receive printed proxy materials, you can also vote by mail or telephone pursuant to instructions provided on the proxy card. If you hold shares beneficially in street name, you may also vote by proxy over the internet by following the instructions provided in the Notice, or if you requested to receive printed proxy materials, you can also vote by mail or telephone by following the voting instructions provided to you by your broker, bank, trustee or nominee.

If you attend the Annual Meeting online, you may also submit your vote at www.virtualshareholdermeeting.com/ULTA2020 at the meeting, and any previous votes that you submitted will be superseded by the vote that you cast at the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain from the Record Holder a legal proxy issued in your name.

Revocation of Proxy — May I change my vote after I return my proxy?

Yes. Even after you have submitted your proxy/vote, you may revoke or change your vote at any time before the proxy is exercised by (i) the timely delivery of a valid, later‑dated proxy, timely written notice of revocation with our Corporate Secretary at our principal executive offices at 1000 Remington Blvd., Suite 120, Bolingbrook, IL 60440; or (ii) by attending the Annual Meeting online and voting at the meeting. Attendance at the Annual Meeting by virtual presence online will not, by itself, revoke a proxy.

Quorum — What constitutes a quorum?

Presence at the Annual Meeting, by virtual presence online or by proxy, of the holders of a majority of the common stock outstanding on April 6, 2020 will constitute a quorum, permitting the Annual Meeting to proceed and business to be conducted. As of April 6, 2020,  56,309,476 shares of common stock were outstanding. Thus, the presence, by virtual presence online or by proxy, of the holders of common stock representing at least 28,154,738 shares will be required to establish a quorum. Proxies received but marked as abstentions and broker non‑votes will be included in the calculation of the number of shares considered to be present at the meeting.

Voting Results — Where can I find the voting results of the Annual Meeting?

We will publish final voting results in a Current Report on Form 8‑K that will be filed with the SEC within four business days of the Annual Meeting.

Solicitation — Who will pay the costs of soliciting these proxies?

We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and distribution of this proxy statement and any additional information furnished to stockholders. If you choose to access the proxy materials and/or vote

Questions and Answers

over the internet, you are responsible for internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries, and custodians holding shares of common stock beneficially owned by others to forward to such Beneficial Owners. We may reimburse persons representing Beneficial Owners of common stock for their reasonable costs of forwarding solicitation materials to such Beneficial Owners. Original solicitation of proxies may be supplemented by electronic means, mail, facsimile, telephone, or personal solicitation by our directors, officers or other employees. No additional compensation will be paid to our directors, officers, or other regular employees for such services.

Additional Matters at the Annual Meeting — What happens if additional matters are presented at the Annual Meeting?

Other than the three proposals described in this proxy statement, we are not aware of any other properly submitted business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Mary N. Dillon, our Chief Executive Officer, and Jodi J. Caro, our General Counsel, Chief Compliance Officer and Corporate Secretary, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If, for any unforeseen reason, any of our nominees are not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board of Directors.

Stockholder Proposals — What is the deadline to propose actions for consideration at next year’s Annual Meeting of Stockholders?

Proposals by stockholders that are submitted for inclusion in our proxy materials for our 2021 Annual Meeting of Stockholders must follow the procedures provided in Rule 14a-8 under the Exchange Act. To be timely under Rule 14a-8, they must be received by our Corporate Secretary by December 23, 2020.

Under our Bylaws, if a stockholder does not submit a proposal for inclusion in our proxy materials but does wish to propose an item of business to be considered at our 2021 Annual Meeting of Stockholders (other than director nominations), that stockholder must provide specified information to us no earlier than February 3, 2021 and no later than March 5, 2021. Stockholders are also advised to review our Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals.

Proposals by stockholders must be mailed to our Corporate Secretary at our principal executive offices at 1000 Remington Blvd., Suite 120, Bolingbrook, IL 60440.

Nomination of Directors — How do I submit a proposed director nominee to the Board of Directors for consideration or use the proxy access provisions of Ulta Beauty’s Bylaws to nominate a director candidate for the 2021 Annual Meeting of Stockholders?

Any stockholder may propose director nominees for consideration by the Board of Directors’ nominating and corporate governance committee. Any such recommendation should include the nominee’s name and qualifications for membership on the Board of Directors and should be directed to our Corporate Secretary at the address of our principal executive offices set forth above. Such recommendation should disclose all relationships that could give rise to a lack of independence and also contain a statement signed by the nominee acknowledging that he or she will owe a fiduciary obligation to Ulta Beauty and our stockholders. The section titled “Corporate Governance – Nomination Process – Qualifications” above provides additional information on the nomination process. In addition, please review our Bylaws in connection with nominating a director, as our Bylaws generally require a stockholder to provide certain information about the nominee, the stockholder, and the shares of Ulta Beauty held by the stockholder and nominee to us.

In addition, effective June 3, 2020 (so commencing with the 2021 Annual Meeting of Stockholders), our Bylaws will provide that under certain circumstances, a stockholder or group of stockholders may include director candidates that they have nominated in our proxy materials for an Annual Meeting of Stockholders. These proxy access provisions of our Bylaws provide, among other things, that a stockholder or group of no more than 20 stockholders seeking to include their director candidates in our proxy materials must own 3% or more of Ulta Beauty’s outstanding common stock continuously for at least

Questions and Answers

the previous three years. The number of stockholder-nominated candidates appearing in any of our proxy materials cannot exceed the greater of two or 20% of the number of directors then serving on the Board. If 20% is not a whole number, the maximum number of stockholder-nominated candidates would be the closest whole number below 20%. Based on the current Board size of eleven directors, the maximum number of proxy access candidates that we would be required to include in our proxy materials is two. Nominees submitted under the proxy access procedures that are later withdrawn or are included in the proxy materials as Board-nominated candidates will be counted in determining whether the 20% maximum has been reached. If the number of stockholder nominated candidates exceeds 20%, each nominating stockholder or group of stockholders may select one nominee for inclusion in the proxy materials until the maximum number is reached. The order of selection would be determined by the amount (largest to smallest) of shares of Ulta Beauty common stock held by each nominating stockholder or group of stockholders. Requests to include stockholder-nominated candidates in our proxy materials for our 2021 Annual Meeting of Stockholders must be received by our Corporate Secretary, at the address of our principal executive offices set forth above, no earlier than November 23, 2020 and no later than December 23, 2020. The nominating stockholder or group of stockholders also must deliver the information required by our aBylaws, and each nominee must meet the qualifications required by our Bylaws, so we advise stockholders to review our Bylaws.

M	iscellaneous

Other Matters

The Board of Directors knows of no other matters that will be presented for consideration at the 2020 Annual Meeting of Stockholders. If any other matters are properly brought before the Annual Meeting, it is the intention of the proxy holders, Mary N. Dillon, our Chief Executive Officer, and Jodi J. Caro, our General Counsel, Chief Compliance Officer and Corporate Secretary, to vote on such matters in accordance with their best judgment.

Your vote is important. Whether or not you plan to attend the Annual Meeting by virtual presence online, we hope you will vote as soon as possible. You may vote over the internet, as well as by telephone, or, if you requested to receive printed proxy materials, by mailing a proxy or voting instruction card. Please review the instructions on each of your voting options described in this proxy statement, as well as in the Notice you received in the mail.

By Order of the Board of Directors

Jodi J. Caro General Counsel, Chief Compliance Officer and Corporate Secretary

April 22, 2020

A COPY OF ULTA BEAUTY’S ANNUAL REPORT TO THE SEC ON FORM 10‑K FOR THE FISCAL YEAR ENDED FEBRUARY 1, 2020 IS AVAILABLE WITHOUT CHARGE THROUGH THE INVESTOR RELATIONS SECTION OF OUR WEBSITE AT HTTP://IR.ULTABEAUTY.COM, AND UPON WRITTEN REQUEST TO: INVESTOR RELATIONS, ULTA BEAUTY, INC., 1000 REMINGTON BLVD., SUITE 120, BOLINGBROOK, IL 60440.

VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on June 2, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ULTA BEAUTY, INC. 1000 REMINGTON BLVD. SUITE 120 BOLINGBROOK, IL 60440 During The Meeting - Go to www.virtualshareholdermeeting.com/ULTA2020 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on June 2, 2020. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D00485-P37616 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. ULTA BEAUTY, INC. The Board of Directors recommends you vote FOR ALL the following Class I Directors to hold office until the 2023 Annual Meeting of Stockholders: For Withhold For All AllAllExcept To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. ! ! ! 1. Election of Directors Nominees: 01) 02) 03) Michelle L. Collins Patricia A. Little Michael C. Smith For Against Abstain The Board of Directors recommends you vote FOR proposals 2 and 3. ! ! ! ! ! ! 2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year 2020, ending January 30, 2021 3. To vote on an advisory resolution to approve the Company's executive compensation NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

The Proxy Statement and Annual Report to Stockholders for the year ended February 1, 2020 are available at http://ir.ultabeauty.com. D00486-P37616 ULTA BEAUTY, INC. Annual Meeting of Stockholders June 3, 2020 10:00 AM This proxy is solicited on behalf of the Board of Directors The undersigned hereby appoints Mary N. Dillon and Jodi J. Caro as proxies, with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of Ulta Beauty, Inc. held of record by the undersigned on April 6, 2020, at the Annual Meeting of Stockholders to be held virtually at www.virtualshareholdermeeting.com/ULTA2020, on June 3, 2020, or any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side